Exhibit 99.1

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of
American Water Works Company, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of American Water Works Company, Inc. and its subsidiaries (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, of comprehensive income, of changes in shareholders’ equity and of cash flows for each of the three years in the period ended December 31, 2025, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Accounting for the Effects of Rate Regulation
As described in Notes 2 and 3 to the consolidated financial statements, the Company’s consolidated regulatory assets and liabilities balances were $1,154 million and $1,440 million, respectively, as of December 31, 2025. The Company’s regulated utilities are subject to regulation by multiple state utility commissions and the Company follows authoritative accounting principles required for rate regulated utilities, which requires the effects of rate regulation to be reflected in the Company’s consolidated financial statements. As disclosed by management, for each regulatory jurisdiction where the Company conducts business, the Company assesses at the end of each reporting period, whether the regulatory assets continue to meet the criteria for probable future recovery and regulatory liabilities continue to meet the criteria for probable future settlement. This assessment includes consideration of factors such as changes in regulatory environments, recent rate orders (including recent rate orders on recovery of a specific or similar incurred cost to other regulated entities in the same jurisdiction) and the status of any pending or potential legislation.
The principal considerations for our determination that performing procedures relating to accounting for the effects of rate regulation is a critical audit matter are the significant judgment by management in accounting for regulatory assets and liabilities relative to whether regulatory assets continue to meet the criteria for probable future recovery and regulatory liabilities continue to meet the criteria for probable future settlement as a result of changes in regulatory environments, recent rate orders, and the status of any pending or potential legislation. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing audit procedures and evaluating audit evidence obtained relating to management’s judgments.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the Company’s regulatory accounting process, including controls over management’s assessment and consideration of factors related to the probability of future recovery or settlement. These procedures also included, among others, evaluating the reasonableness of management’s judgments regarding the probability of recovery and settlement based on the Company’s correspondence with regulators, status of regulatory proceedings, past practices, and other relevant information; evaluating the related accounting and disclosure implications; and evaluating regulatory asset and liability balances based on provisions and formulas outlined in rate orders and other correspondence with the Company’s regulators.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 18, 2026
We have served as the Company’s auditor since 1948.

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets
(In millions, except share and per share data)

	December 31, 2025	December 31, 2024
ASSETS
Property, plant and equipment	$37,955	$35,059
Accumulated depreciation	(7,379)	(7,021)

Property, plant and equipment, net	30,576	28,038

Current assets:
Cash and cash equivalents	98	96
Restricted funds	21	29
Accounts receivable, net of allowance for uncollectible accounts of $ 58 and $53, respectively	395	416
Income tax receivable	9	25
Unbilled revenues	433	315
Materials and supplies	112	103
Secured seller promissory note from the sale of the Homeowner Services Group	795	—
Other	328	231

Total current assets	2,191	1,215

Regulatory and other long-term assets:
Regulatory assets	1,132	1,150
Secured seller promissory note from the sale of the Homeowner Services Group	—	795
Operating lease right-of-use assets	85	89
Goodwill	1,156	1,144
Other	302	399

Total regulatory and other long-term assets	2,675	3,577

Total assets	$35,442	$32,830

The accompanying notes are an integral part of these Consolidated Financial Statements.

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets
(In millions, except share and per share data)

	December 31, 2025	December 31, 2024
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock ($0.01 par value; 500,000,000 shares authorized; 200,605,170 and 200,371,701 shares issued, respectively)	$2	$2
Paid-in-capital	8,642	8,598
Retained earnings	2,575	2,112
Accumulated other comprehensive income	6	12
Treasury stock, at cost (5,428,008 and 5,451,216 shares, respectively)	(388)	(392)

Total common shareholders’ equity	10,837	10,332

Long-term debt	12,777	12,518
Redeemable preferred stock at redemption value	3	3

Total long-term debt	12,780	12,521

Total capitalization	23,617	22,853

Current liabilities:
Short-term debt	1,588	879
Current portion of long-term debt	1,479	637
Accounts payable	378	346
Accrued liabilities	830	791
Accrued taxes	134	156
Accrued interest	140	111
Other	198	230

Total current liabilities	4,747	3,150

Regulatory and other long-term liabilities:
Advances for construction	435	383
Deferred income taxes and investment tax credits	3,190	2,881
Regulatory liabilities	1,416	1,416
Operating lease liabilities	74	76
Accrued pension expense	167	217
Other	166	277

Total regulatory and other long-term liabilities	5,448	5,250

Contributions in aid of construction	1,630	1,577
Commitments and contingencies (See Note 16)

Total capitalization and liabilities	$35,442	$32,830

The accompanying notes are an integral part of these Consolidated Financial Statements.

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Statements of Operations
(In millions, except per share data)

	For the Years Ended December 31,
	2025	2024	2023
Operating revenues	$5,140	$4,684	$4,234

Operating expenses:
Operation and maintenance	2,019	1,858	1,720
Depreciation and amortization	894	788	704
General taxes	348	320	307
Other	—	—	(1)

Total operating expenses, net	3,261	2,966	2,730

Operating income	1,879	1,718	1,504
Other income (expense):
Interest expense	(615)	(523)	(460)
Interest income	90	94	73
Non-operating benefit costs, net	16	28	32
Other, net	52	42	47

Total other income (expense)	(457)	(359)	(308)

Income before income taxes	1,422	1,359	1,196
Provision for income taxes	311	308	252

Net income attributable to common shareholders	$1,111	$1,051	$944

Basic earnings per share: (a)
Net income attributable to common shareholders	$5.69	$5.39	$4.90

Diluted earnings per share: (a)
Net income attributable to common shareholders	$5.69	$5.39	$4.90

Weighted average common shares outstanding:
Basic	195	195	193

Diluted	195	195	193

(a)	Amounts may not calculate due to rounding.

The accompanying notes are an integral part of these Consolidated Financial Statements.

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Statements of Comprehensive Income
(In millions)

	For the Years Ended December 31,
	2025	2024	2023
Net income attributable to common shareholders	$1,111	$1,051	$944
Other comprehensive (loss) income, net of tax:
Change in employee benefit plan funded status, net of tax of $0, $0 and $(2) in 2025, 2024 and 2023, respectively	—	1	(3)
Defined benefit pension plan amortization of actuarial loss, net of tax of $0 in 2025, 2024 and 2023	1	—	4
Unrealized (loss) gain on cash flow hedges, net of tax of $(2), $9 and $0 in 2025, 2024 and 2023, respectively	(4)	39	(8)
Unrealized (loss) gain on available-for-sale fixed-income securities, net of tax of $(1), $0, $0 in 2025, 2024 and 2023, respectively	(3)	(2)	4

Net other comprehensive (loss) income	(6)	38	(3)

Comprehensive income attributable to common shareholders	$1,105	$1,089	$941

The accompanying notes are an integral part of these Consolidated Financial Statements.

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Statements of Cash Flows
(In millions)

	For the Years Ended December 31,
	2025	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,111	$1,051	$944
Adjustments to reconcile to net cash flows provided by operating activities:
Depreciation and amortization	894	788	704
Deferred income taxes and amortization of investment tax credits	135	156	208
Provision for losses on accounts receivable	48	31	24
Pension and non-pension postretirement benefits	1	(3)	(6)
Other non-cash, net	(30)	34	(27)
Changes in assets and liabilities:
Receivables and unbilled revenues	(145)	(107)	(56)
Income tax receivable	16	61	28
Pension and non-pension postretirement benefit contributions	(49)	(52)	(49)
Accounts payable and accrued liabilities	97	111	70
Accrued taxes	(30)	92	21
Other assets and liabilities, net	11	(117)	13

Net cash provided by operating activities	2,059	2,045	1,874
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(3,126)	(2,856)	(2,575)
Acquisitions, net of cash acquired	(71)	(417)	(81)
Removal costs from property, plant and equipment retirements, net	(175)	(152)	(159)
Purchases of available-for-sale fixed-income securities	(46)	(135)	—
Proceeds from sales and maturities of available-for-sale fixed-income securities	109	181	—

Net cash used in investing activities	(3,309)	(3,379)	(2,815)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of discount	1,781	1,437	1,264
Repayments of long-term debt	(664)	(475)	(282)
Net proceeds from common stock financing	—	—	1,688
Net short-term borrowings (repayments) with maturities less than three months	709	700	(996)
Advances and contributions in aid of construction, net of refunds of $31, $33 and $25 in 2025, 2024 and 2023, respectively	67	39	60
Debt issuance costs	(17)	(14)	(16)
Dividends paid	(633)	(585)	(532)
Other, net	6	8	2

Net cash provided by financing activities	1,249	1,110	1,188

Net (decrease) increase in cash, cash equivalents and restricted funds	(1)	(224)	247
Cash, cash equivalents and restricted funds at beginning of period	140	364	117

Cash, cash equivalents and restricted funds at end of period	$139	$140	$364

Cash paid during the year for:
Interest, net of capitalized amount	$568	$483	$445
Non-cash investing activity:
Capital expenditures acquired on account but unpaid as of year end	$350	$347	$399
Acquisition financed by treasury stock	$11	$—	$—
Non-cash financing activity:
Settlements of long-term debt	$27	$—	$—

The accompanying notes are an integral part of these Consolidated Financial Statements.

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Statements of Changes in Shareholders’ Equity
(In millions, except per share data)

	Common Stock		Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Shareholders’ Equity
	Shares	Par Value				Shares	At Cost
Balance as of December 31, 2022	187.4	$2	$6,824	$1,267	$(23)	(5.4)	$(377)	$7,693
Net income attributable to common shareholders	—	—	—	944	—	—	—	944
Common stock issuances (a)	12.7	—	1,726	—	—	(0.1)	(11)	1,715
Net other comprehensive loss	—	—	—	—	(3)	—	—	(3)
Dividends ($2.83 declared per common share)	—	—	—	(552)	—	—	—	(552)

Balance as of December 31, 2023	200.1	$2	$8,550	$1,659	$(26)	(5.5)	$(388)	$9,797
Net income attributable to common shareholders	—	—	—	1,051	—	—	—	1,051
Common stock issuances (a)	0.3	—	48	—	—	—	(4)	44
Net other comprehensive income	—	—	—	—	38	—	—	38
Dividends ($3.06 declared per common share)	—	—	—	(598)	—	—	—	(598)

Balance as of December 31, 2024	200.4	$2	$8,598	$2,112	$12	(5.5)	$(392)	$10,332
Net income attributable to common shareholders	—	—	—	1,111	—	—	—	1,111
Common stock issuances (a)	0.2	—	44	—	—	—	(6)	38
Acquisitions via treasury stock	—	—	—	—	—	0.1	10	10
Net other comprehensive loss	—	—	—	—	(6)	—	—	(6)
Dividends ($3.31 declared per common share)	—	—	—	(648)	—	—	—	(648)

Balance as of December 31, 2025	200.6	$2	$8,642	$2,575	$6	(5.4)	$(388)	$10,837

(a)	Includes stock-based compensation, employee stock purchase plan and dividend reinvestment and direct stock purchase plan activity.

The accompanying notes are an integral part of these Consolidated Financial Statements.

American Water Works Company, Inc. and Subsidiary Companies
Notes to Consolidated Financial Statements
(Unless otherwise noted, in millions, except per share data)
Note 1: Organization and Operation
American Water Works Company, Inc. (the “Company” or “American Water”) is a holding company for subsidiaries that provide water and wastewater services throughout the United States. References to “parent company” mean American Water Works Company, Inc., without its subsidiaries. The Company’s primary business involves the ownership of regulated utilities that provide water and wastewater services in 14 states in the United States, collectively referred to as the “Regulated Businesses.” The Company also operates other businesses that provide water and wastewater services to the U.S. government on military installations, as well as municipalities. These other businesses do not meet the criteria of a reportable segment in accordance with generally accepted accounting principles in the United States (“GAAP”), and are collectively presented throughout this Annual Report on Form
10-K
within “Other.” See Note 20—Segment Information for additional information.
Note 2: Significant Accounting Policies
Regulation
The Company’s regulated utilities are subject to regulation by multiple state utility commissions or other entities engaged in utility regulation, collectively referred to as Public Utility Commissions (“PUCs”). As such, the Company follows authoritative accounting principles required for rate regulated utilities, which requires the effects of rate regulation to be reflected in the Company’s Consolidated Financial Statements. PUCs generally authorize revenue at levels intended to recover the estimated costs of providing service, plus a return on net investments, or rate base. Regulators may also approve accounting treatments, long-term financing programs and cost of capital, operation and maintenance (“O&M”) expenses, capital expenditures, taxes, affiliated transactions and relationships, reorganizations, mergers, acquisitions and dispositions, along with imposing certain penalties or granting certain incentives. Due to timing and other differences in the collection of a regulated utility’s revenues, these authoritative accounting principles allow a cost that would otherwise be charged as an expense by a non-regulated
entity, to be deferred as a regulatory asset if it is probable that such cost is recoverable through future rates. Conversely, these principles also require the creation of a regulatory liability for amounts collected in rates to recover costs expected to be incurred in the future, or amounts collected in excess of costs incurred and are refundable to customers. See Note 3—Regulatory Matters for additional information.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires that management make estimates, assumptions and judgments that could affect the Company’s financial condition, results of operations and cash flows. Actual results could differ from these estimates, assumptions and judgments. The Company considers its critical accounting estimates to include (i) the application of regulatory accounting principles and the related determination and estimation of regulatory assets and liabilities, (ii) revenue recognition and the estimates used in the calculation of unbilled revenue, (iii) accounting for income taxes, (iv) benefit plan assumptions and (v) the estimates and judgments used in determining loss contingencies. The Company’s critical accounting estimates that are particularly sensitive to change in the near term are amounts reported for regulatory assets and liabilities, income taxes, benefit plan assumptions and contingency-related obligations.
Principles of Consolidation
The accompanying Consolidated Financial Statements include the accounts of American Water and all of its subsidiaries in which a controlling interest is maintained after the elimination of intercompany balances and transactions.

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Property, Plant and Equipment
Property, plant and equipment consists primarily
of
utility plant utilized by the Company’s regulated utilities. Additions to utility plant and replacement of retirement units of utility plant are capitalized and include costs such as materials, direct labor, payroll taxes and benefits, indirect items such as engineering and supervision, transportation and an allowance for funds used during construction (“AFUDC”). Costs for repair, maintenance and minor replacements are charged to O&M expense as incurred.
The cost of utility plant is depreciated using the straight-line average remaining life, group method. The Company’s regulated utilities record depreciation in conformity with amounts approved by PUCs, after regulatory review of the information the Company submits to support its estimates of the assets’ remaining useful lives.
Nonutility property consists primarily of buildings and equipment utilized by the Military Services Group (“MSG”) and for internal operations. This property is stated at cost, net of accumulated depreciation, which is calculated using the straight-line method over the useful lives of the assets.
When units of property, plant and equipment are replaced, retired or abandoned, the carrying value is credited against the asset and charged to accumulated depreciation. To the extent the Company recovers cost of removal or other retirement costs through rates after the retirement costs are incurred, a regulatory asset is recorded. In some cases, the Company recovers retirement costs through rates during the life of the associated asset and before the costs are incurred. These amounts result in a regulatory liability being reported based on the amounts previously recovered through customer rates, until the costs to retire those assets are incurred.
The costs incurred to acquire and internally develop computer software for internal use are capitalized as a unit of property. The carrying value of these costs, net of amortization, amounted to $435 million and $398 million as of December 31, 2025 and 2024, respectively.
Cash and Cash Equivalents, and Restricted Funds
Substantially all cash is invested in interest-bearing accounts. All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.
Restricted funds consist primarily of proceeds from financings for the construction and capital improvement of facilities, and deposits for future services under O&M projects, primarily performed by MSG. Proceeds are held in escrow or interest-bearing accounts until the designated expenditures are incurred. Restricted funds are classified on the Consolidated Balance Sheets as either current or long-term based upon the intended use of the funds.
Presented in the table below is a reconciliation of the cash and cash equivalents and restricted funds amounts as presented on the Consolidated Balance Sheets to the sum of such amounts presented on the Consolidated Statements of Cash Flows for the years ended December 31:

	2025	2024
Cash and cash equivalents	$98	$96
Restricted funds	21	29
Restricted funds included in other long-term assets	20	15

Cash and cash equivalents and restricted funds as presented on the Consolidated Statements of Cash Flows	$139	$140

Accounts Receivable and U
nb
illed
Revenues
Accounts receivable include regulated utility customer accounts receivable, which represent amounts billed to water and wastewater customers generally on a monthly basis. Credit is extended based on the guidelines of

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the applicable PUCs and collateral is generally not required. Also included are the trade accounts receivable of other businesses, primarily MSG, and nonutility customer receivables of the Regulated Businesses. Unbilled revenues are accrued when service has been provided but has not been billed to customers and when costs exceed billings on certain construction contracts.
Allowance for Uncollectible Accounts
Allowances for uncollectible accounts are maintained for estimated probable losses resulting from the Company’s inability to collect receivables from customers. Accounts that are outstanding longer than the payment terms are considered past due. A number of factors are considered in determining the allowance for uncollectible accounts, including the length of time receivables are past due, previous loss history, current economic and societal conditions and reasonable and supportable forecasts that affect the collectability of receivables from customers. The Company generally writes off accounts when they become uncollectible or are over a certain number of days outstanding. See Note 7—Allowance for Uncollectible Accounts for additional information.
Materials and Supplies
Materials and supplies are stated at the lower of cost or net realizable value. Cost is determined using the average cost method.
Seller Promissory Note
The Company’s secured seller promissory note was accounted for under Accounting Standards Codification (“ASC”) Topic 310,
Receivables
, and classified as held for investment and accounted for at amortized cost at the present value of consideration received for the sale of its Homeowner Services Group (“HOS”) business. Interest income from the secured seller promissory note was accrued based on the principal amount outstanding and earned over the contractual life of the loan.
Leases
The Company has operating and finance leases involving real property, including facilities, utility assets, vehicles, and equipment. The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use
(“ROU”) assets, accrued liabilities and operating lease liabilities on the Consolidated Balance Sheets. Finance leases are included in property, plant and equipment, accrued liabilities and other long-term liabilities on the Consolidated Balance Sheets. The Company has made an accounting policy election not to include operating leases with a lease term of twelve months or less.
ROU assets represent the right to use an underlying asset for the lease term and the lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and lease liabilities are generally recognized at the commencement date based on the present value of discounted lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of discounted lease payments. The implicit rate is used when readily determinable. ROU assets also include any upfront lease payments and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the option will be exercised. Lease expense is recognized on a straight-line basis over the lease term.
The Company has lease agreements with lease components (e.g., fixed payments including rent, real estate taxes and insurance costs) and non-lease
components (e.g., common-area maintenance costs), which are generally accounted for separately; however, the Company accounts for the lease and non-lease
components as a single lease component for certain leases. Certain lease agreements include variable rental payments adjusted

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periodically for inflation. Additionally, the Company applies a portfolio approach to effectively account f or the
ROU assets and lease liabilities. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.
Goodwill
Goodwill represents the excess of the purchase price paid over the estimated fair value of the assets acquired and liabilities assumed in the acquisition of a business. Goodwill is not amortized and must be allocated at the reporting unit level, which is defined as an operating segment or one level below, and tested for impairment at least annually, or more frequently if an event occurs or circumstances change that would more likely than not, reduce the fair value of a reporting unit below its carrying value.
The Company’s goodwill is primarily associated with the acquisition of American Water by an affiliate of the Company’s previous owner in 2003 and has been allocated to reporting units based on the fair values at the date of the acquisitions. For purposes of testing goodwill for impairment, the reporting units in the Regulated Businesses segment are aggregated into a single reporting unit. The goodwill of Other is attributable to the MSG reporting unit.
The Company’s annual impairment testing is performed as of November 30 of each year. The Company assesses qualitative factors to determine whether quantitative testing is necessary. If it is determined, based upon qualitative factors, that the estimated fair value of a reporting unit is, more likely than not, greater than its carrying value, no further testing is required. If the Company bypasses the qualitative assessment or performs the qualitative assessment and determines that the estimated fair value of a reporting unit, is more likely than not, less than its carrying value, a quantitative, fair value-based assessment is performed. This quantitative testing compares the estimated fair value of the reporting unit to its respective net carrying value, including goodwill, on the measurement date. An impairment loss will be recognized in the amount equal to the excess of the reporting unit’s carrying value compared to its estimated fair value, limited to the total amount of goodwill allocated to that reporting unit.
Application of goodwill impairment testing requires management judgment, including the identification of reporting units and determining the fair value of reporting units. Management estimates fair value using a discounted cash flow analysis. Significant assumptions used in these fair value estimations include, but are not limited to, forecasts of future operating results, discount rate and growth rate.
The Company believes the assumptions and other considerations used to value goodwill to be appropriate, however, if actual experience differs from the assumptions and considerations used in its analysis, the resulting change could have a material adverse impact on the Consolidated Financial Statements. See Note 8—Goodwill for additional information.
Impairment of Long-Lived Assets
Long-lived assets, other than goodwill, primarily include property, plant and equipment. The Company evaluates long-lived assets for impairment when circumstances indicate the carrying value of those assets may not be recoverable. The Company determines if long-lived assets are potentially impaired by comparing the undiscounted expected future cash flows to the carrying value when indicators of impairment exist. When the undiscounted cash flow analysis indicates a long-lived asset may not be recoverable, the amount of the impairment loss is determined by measuring the excess of the carrying amount of the long-lived asset or asset group over its fair value.
The long-lived assets of the Company’s regulated utilities are grouped on a separate entity basis for impairment testing, as they are integrated state-wide operations that do not have the option to curtail service and generally have uniform utility tariffs. A regulatory asset is charged to earnings if and when future recovery in rates of that asset is no longer probable.

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The Company believes the assumptions and other con
sid
erations used to value long-lived assets to be appropriate, however, if actual experience differs from the assumptions and considerations used in its estimates, the resulting change could have a material adverse impact on the Consolidated Financial Statements.
Advances for Construction and Contributions in Aid of Construction
Regulated utility subsidiaries may receive advances for construction and contributions in aid of construction from customers, home builders and real estate developers to fund construction necessary to extend service to new areas.
Advances are refundable for limited periods of time as new customers begin to receive service or other contractual obligations are fulfilled. Included in other current liabilities as of December 31, 2025 and 2024, on the Consolidated Balance Sheets are estimated refunds of $25 million and $21 million, respectively. These amounts represent expected refunds during the next
12-month
period.
Advances that are no longer refundable are reclassified to contributions in aid of construction. Contributions in aid of construction are permanent collections of plant assets or cash for a particular construction project. For ratemaking purposes, the amount of such contributions generally serves as a rate base reduction since the contributions represent non-investor
supplied funds.
Generally, the Company depreciates utility plant funded by contributions and amortizes its contributions in aid of construction balance as a reduction to depreciation expense, producing a result which is functionally equivalent to reducing the original cost of the utility plant for the contributions. In accordance with applicable regulatory guidelines, some of the Company’s utility subsidiaries do not amortize contributions in aid of construction, and any contribution received remains on the balance sheet indefinitely. Amortization of contributions in aid of construction was $50 million, $46 million and $40 million for the years ended December 31, 2025, 2024 and 2023, respectively.
Revenue Recognition
Under ASC Topic 606,
Revenue From Contracts With Customers,
and
all related amendments (collectively, “ASC 606”), a performance obligation is a promise within a contract to transfer a distinct good or service, or a series of distinct goods and services, to a customer. Revenue is recognized when performance obligations are satisfied and the customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for goods or services. Under ASC 606, a contract’s transaction price is allocated to each distinct performance obligation. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identifies the contracts with a customer; (ii) identifies the performance obligations within the contract, including whether any performance obligations are distinct and capable of being distinct in the context of the contract; (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenue when, or as, the Company satisfies each performance obligation.
The Company’s revenues from contracts with customers are discussed below. Customer payments for contracts are generally due within 30 days of billing and none of the contracts with customers have payment terms that exceed one year; therefore, the Company elected to apply the significant financing component practical expedient and no amount of consideration has been allocated as a financing component.
Regulated Businesses Revenue
Revenue from the Company’s Regulated Businesses is generated primarily from water and wastewater services delivered to customers. These contracts contain a single performance obligation, the delivery of water

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and/or wastewater services, as the promise to transfer the individual good or service is not separately identifiable from other promises within the contracts and, therefore, is not distinct. Revenues are recognized over time, as services are provided. There are generally no significant financing components or variable consideration. Revenues include amounts billed to customers on a cycle basis and unbilled amounts calculated based on estimated usage from the date of the meter reading associated with the latest customer bill, to the end of the accounting period. The amounts that the Company has a right to invoice are determined by each customer’s actual usage, an indicator that the invoice amount corresponds directly to the value transferred to the customer.
The Company recognizes revenues for certain ratemaking mechanisms that meet the criteria for alternative revenue program accounting. These mechanisms, which include the Company’s revenue stability mechanisms, qualify as alternative revenue programs if they have been authorized for rate recovery, are objectively determinable and probable of recovery and are expected to be collected within 24 months following the end of the period in which they were recognized. For mechanisms that meet these criteria, the Company adjusts revenue and records an offsetting regulatory asset or liability once the condition or event allowing additional billing or refund has occurred. See Note 4—Revenue Recognition for disaggregated revenue information.
Other Revenue
The Company has long-term, fixed fee contracts to operate and maintain water and wastewater systems for the U.S. government on military installations and facilities owned by municipal customers. Billing and revenue recognition for the fixed fee revenues occurs ratably over the term of the contract, as customers simultaneously receive and consume the benefits provided by the Company. Additionally, these contracts allow the Company to make capital improvements to underlying infrastructure, which are initiated through separate modifications or amendments to the original contract, whereby stand-alone, fixed pricing is separately stated for each improvement. The Company has determined that these capital improvements are separate performance obligations, with revenue recognized over time based on performance completed at the end of each reporting period. Losses on contracts are recognized during the period in which the losses first become probable and estimable. Revenues recognized during the period in excess of billings on construction contracts are recorded as unbilled revenues or other long-term assets, with billings in excess of revenues recorded as other current or long-term liabilities until the revenue recognition criteria are met. Changes in contract performance and related estimated contract profitability may result in revisions to costs and revenues and are recognized in the period in which revisions are determined. See Note 4—Revenue Recognition for additional information.
Income Taxes
The Company and its subsidiaries participate in a consolidated federal income tax return for U.S. tax purposes. Members of the consolidated group are charged with the amount of federal income tax expense determined as if they filed separate returns.
Certain income and expense items are accounted for in different time periods for financial reporting than for income tax reporting purposes. The Company provides deferred income taxes on the difference between the tax basis of assets and liabilities and the amounts at which they are carried in the financial statements. These deferred income taxes are based on the enacted tax rates expected to be in effect when these temporary differences are projected to reverse. In addition, the regulated utility subsidiaries recognize regulatory assets and liabilities for the effect on revenues expected to be realized as the tax effects of temporary differences, previously flowed through to customers, reverse.
Investment tax credits have been deferred by the regulated utility subsidiaries and are being amortized to income over the average estimated service lives of the related assets.
The Company recognizes accrued interest and penalties related to tax positions as a component of income tax expense and accounts for sales tax collected from customers and remitted to taxing authorities on a net basis. See Note 14—Income Taxes for additional information.

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Allowance for Funds Used During Construction
AFUDC is a
non-cash
credit to income with a corresponding charge to utility plant that represents the cost of borrowed funds or a return on equity funds devoted to plant under construction. The regulated utility subsidiaries record AFUDC to the extent permitted by the PUCs. The portion of AFUDC attributable to borrowed funds is shown as a reduction of interest expense in the Consolidated Statements of Operations. Any portion of AFUDC attributable to equity funds would be included in Other, net in the Consolidated Statements of Operations. Presented in the table below is AFUDC for the years ended December 31:

	2025	2024	2023
Allowance for other funds used during construction	$42	$38	$41
Allowance for borrowed funds used during construction	26	21	24
Derivative Financial Instruments
The Company uses derivative financial instruments primarily for purposes of hedging exposures to fluctuations in interest rates. These derivative contracts are entered into for periods consistent with the related underlying exposures and do not constitute positions independent of those exposures. The Company does not enter into derivative contracts for speculative purposes and does not use leveraged instruments.
All derivatives are recognized on the balance sheet at fair value. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (cash-flow hedge).
The gains and losses on the effective portion of cash-flow hedges are recorded in other comprehensive income, until earnings are affected by the variability of cash flows. Any ineffective portion of designated cash-flow hedges is recognized in current-period earnings.
Cash flows from derivative contracts are included in net cash provided by operating a ct
ivities on the Consolidated Statements of Cash Flows. See Note 11—Long-Term Debt for additional information.
Pension and Other Postretirement Benefits
The Company maintains defined benefit pension plans and other po stretir
ement benefit plans for eligible employees and retirees. The plan obligation and costs of providing benefits under these plans are annually measured as of December 31. The measurement involves various factors, assumptions and accounting elections. The impact of assumption changes or experience different from that assumed on pension and other postretirement benefit obligations is recognized over time rather than immediately recognized in the Consolidated Statements of Operations and the Consolidated Statements of Comprehensive Income. Cumulative gains and losses that are in excess of 10% of the greater of either the projected benefit obligation or the fair value of plan assets are amortized over the expected average remaining future service period of the current active membership for the plans, with the exception of the American Water Pension Plan for Certain Inactive Participants, which is amortized over the average remaining life expectancy of the inactive participants. See Note 15—Employee Benefits for additional information.
The Company’s policy is to recognize curtailments when the total expected future service of plan participants is reduced by greater than 10% due to an event that results in terminations and/or retirements.

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New Accounting Standards
Presented in the table below are new accounting standards that were a dopt
ed by the Company in 2025:

Standard	Description	Date of Adoption	Application	Effect on the Consolidated Financial Statements
Income Taxes	The guidance in this standard requires disclosure of a tax rate reconciliation table, in both percentages and reporting currency amounts, which includes additional categories of information about federal, state, and foreign income taxes and provides further details about reconciling items in certain categories that meet a quantitative threshold. The guidance also requires an annual disclosure of income taxes paid, net of refunds, disaggregated by federal, state, and foreign taxes paid, and further disaggregated by jurisdiction based on a quantitative threshold. The standard includes other disclosure requirements and eliminates certain existing disclosure requirements.	January 1, 2025	Retrospective	The Company adopted the standard as of December 31, 2025, including a recast of 2024 and 2023 information, by including additional required disclosures within the Notes to the Consolidated Financial Statements. See Note 14—Income Taxes for further details.
Presented in the table below are recently issued accounting standards that have not yet been adopted by the Company as of December 31, 2025, recently issued accounting standards not presented below were determined to be not applicable, or not material, to the Company:

Standard	Description	Date of Adoption	Application	Effect on the Consolidated Financial Statements
Income Statement Disaggregation	The guidance in this standard enhances disclosures related to income statement expenses to further disaggregate expenses in the footnotes to the financial statements. The standard requires disaggregation of any relevant expense caption presented on the face of the income statement that contains the following expense categories: purchases of inventory, employee compensation, depreciation, intangible asset amortization, and depletion. Further, the standard requires disclosure of the total amount and the entity’s definition of selling expenses.	Annual periods beginning after December 15, 2026 and interim periods within fiscal years beginning after December 15, 2027	Prospective, with retrospective application also permitted.	The Company is evaluating the impact on its Consolidated Financial Statements and the timing of adoption.

Induced Conversions of Convertible Debt Instruments	The guidance in this standard clarifies the requirements for determining whether to account for certain settlements of convertible debt instruments as induced conversions or extinguishments. The guidance requires an entity to account for a settlement as an induced conversion if the inducement offer includes the issuance of all of the consideration issuable under the conversion privileges provided in the terms of the existing convertible debt instrument.	Annual periods beginning after December 15, 2025 and interim reporting periods within those annual reporting periods	Prospective, with retrospective application also permitted.	The Company is evaluating the impact on its Consolidated Financial Statements and the timing of adoption.

Accounting for Internal-Use Software	The guidance in this standard removes all reference to prescriptive and sequential software development stages, requiring an entity to start capitalizing software costs when the following criteria are both met:	Annual periods beginning after December 15, 2027 and interim	Prospective, with a modified transition or retrospective application also permitted	The Company is evaluating the impact on its Consolidated Financial Statements and the timing of adoption.

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Standard	Description	Date of Adoption	Application	Effect on the Consolidated Financial Statements
(i) management has authorized and committed to funding the software project and (ii) it is probable that the project will be completed and the software will be used to perform the function intended. Further, the standard requires disclosure for all capitalized internal-use
software costs and removes the requirement for intangibles disclosures for capitalized internal-use
	software.	reporting periods within those annual reporting periods

Accounting for Government Grants Received by Business Entities	Introduces authoritative GAAP guidance for accounting and disclosure of government grants received by business entities, addressing the previous lack of specific guidance and reducing diversity in practice. The standard requires grants to be recognized when compliance with conditions is probable and receipt is likely, and allows presentation either as deferred income or as a reduction of related costs.	Annual periods beginning after December 15, 2028 and interim reporting periods within those annual reporting periods	Modified prospective, modified retrospective, or retrospective applications are permitted	The Company is evaluating the impact on its Consolidated Financial Statements and the timing of adoption.
Reclassifications
Certain reclassifications have been made to prior periods in the Consolidated Financial Statements and Notes to conform to the current presentation.
Note 3: Regulatory Matters
General Rate Cases
The table below summarizes the annualized incremental revenues, assuming a constant sales volume and customer count, resulting from general rate case authorizations that became effective during 2025. The amounts include reductions for the amortization of the excess accumulated deferred income taxes (“EADIT”) that are generally offset in income tax expense.

	Effective Date	Amount
General rate cases by state:
Kentucky	December 16, 2025	$18
Hawaii	August 1, 2025	1
Iowa	August 1, 2025 (a)	13
Missouri	May 28, 2025	63
Indiana, Step Increase	May 14, 2025	17
Virginia	February 24, 2025 (b)	15
Tennessee	January 21, 2025	1
Illinois	January 1, 2025	105
California, Step Increase	January 1, 2025	17

Total general rate case authorizations		$250

(a)	Interim rates of $5 million were effective May 11, 2024. The Iowa Utilities Commission issued its final order on May 21, 2025.

(b)
Interim rates were effective May 1, 2024, and the difference between interim and final approved rates were subject to refund. The Virginia State Corporation Commission issued its final order on February 24, 2025.

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The table below summarizes the annualized incremental revenues, assuming a constant sales volume and customer count, resulting from general rate case authorizations that became effective on or after January 1, 2026. The amounts include reductions for the amortization of EADIT that are generally offset in income tax expense.

	Effective Date	Amount
General rate cases by state:
California, Attrition Increase	January 1, 2026	$14

Total general rate case authorizations		$14

On December 16, 2025, the Kentucky Public Service Commission issued a final order approving the adjustment of base rates requested in a general rate case originally filed on May 16, 2025, by the Company’s Kentucky subsidiary. The final order approved an $18 million annualized increase in water system revenues, excluding infrastructure surcharges of $10 million, based on an authorized return on equity of 9.70%, authorized rate base of $667 million and a capital structure with a common equity component of 52.26% and a non-equity
component of 47.74%. The final order also terminated the Kentucky subsidiary’s Qualified Infrastructure Program (“QIP”) rider and included the costs and investments of the QIP in approved base rates. The requested annualized revenue increase was driven primarily by approximately $212 million of capital investments completed and planned by the Kentucky subsidiary from February 2025 through December 2026. The new rates were effective as of December 16, 2025.
On July 24, 2025, the Hawaii Public Utilities Commission issued a final order adopting the settlement agreement filed by the Company’s Hawaii subsidiary on April 25, 2025, with respect to its general rate case filed on August 2, 2024. The final order approves an annualized increase of approximately $1 million in wastewater revenue, which is based on a return on equity of 9.75% and a capital structure with an equity component of 52.11% and a debt component of 47.89%. New rates were effective August 1, 2025.
On May 21, 2025, the Iowa Utilities Commission issued a final order approving the adjustment of base rates requested in a general rate case originally filed on May 1, 2024, by the Company’s Iowa subsidiary. The general rate case order approved a $13 million annualized increase in water and wastewater system revenues, excluding infrastructure surcharges of $1 million, based on an authorized return on equity of 9.60%, authorized rate base of $262 million, and a capital structure with a common equity component of 52.57% and a long-term debt component of 47.43%. The requested annualized revenue increase was driven primarily by over $157 million of capital investments made and expected to be made by the Iowa subsidiary through March 2026. Interim rates of $5 million were effective May 11, 2024, with the remaining increase in annualized water and wastewater system revenues of $8 million effective on August 1, 2025.
On May 14, 2025, the Company’s Indiana subsidiary’s third step increase of $17 million in annualized water and wastewater system revenues became effective. The Indiana subsidiary filed the general rate case on March 31, 2023, and on February 14, 2024, the Indiana Utility Regulatory Commission issued an order that approved a $65 million annualized increase in water and wastewater system revenues, excluding previously recovered infrastructure surcharges. The annualized revenue increase included three step increases, with $25 million of the increase included in rates in February 2024, $23 million in May 2024, and $17 million in May 2025.
On May 7, 2025, the Missouri Public Service Commission (the “MoPSC”) issued an order approving without modification the stipulation and agreement (the “Stipulation”) with respect to a general rate case filed on July 1, 2024, by the Company’s Missouri subsidiary. The Stipulation was entered into on March 17, 2025, with parties including the staff of the MoPSC and the Office of the Public Counsel. The general rate case order approves a $63 million annualized increase in water and wastewater revenues, excluding $63 million in infrastructure surcharges. The requested annualized revenue increase was driven primarily by $1.1 billion of capital investments completed by the Missouri subsidiary from January 2023 through May 2025. For purposes of the general rate case, the Missouri subsidiary’s view of its rate base is $3.2 billion, and its view as to its return on equity and common equity ratio (each of which has been determined based on the order but was not disclosed therein) is 9.75% and 50.00%, respectively. The new rates were effective May 28, 2025.
On February 24, 2025, the Virginia State Corporation Commission (the “SCC”) issued an order approving the September 19, 2024 joint “black box” settlement of the general rate case filed by the Company’s Virginia subsidiary. The general rate case order approves the stipulated $15 million annualized increase in water and wastewater revenues. Interim water and wastewater rates became effective May 1, 2024, with the difference between interim and final approved rates subject to refund. The requested annualized revenue increase was driven primarily by more than $110 million of incremental capital investments made between May 2023 and April 2025. For purposes of the general rate case, the Virginia subsidiary’s view of its rate base is $369 million. The general rate case order also approved, solely for purposes of the Virginia subsidiary’s future filings requiring a stated cost of capital and/or capital structure (including its annual information and water and wastewater infrastructure surcharge filings), a return on equity of 9.70% and a capital structure consisting of an equity component of 45.67% and a debt and other component of 54.33%, which also represents the Virginia subsidiary’s view of its return on equity and capital structure in this general rate case.
On January 21, 2025, the Tennessee Public Utility Commission (the “TPUC”) approved a motion authorizing an adjustment of water base rates requested in a rate case filed on May 1, 2024, by the Company’s Tennessee subsidiary. The TPUC approved an increase of $1 million in annualized revenues, excluding previously recovered infrastructure surcharges of $18 million, based on an authorized return on equity of 9.70%, authorized rate base of approximately $300 million, a common equity ratio of 44.19% and a debt ratio of 55.81%. This adjustment took effect on January 21, 2025, and is driven primarily by approximately $173 million in capital investments completed and planned by the Tennessee subsidiary through December 2025.
On January 14, 2025, the California Public Utilities Commission (the “CPUC”) granted the Company’s California subsidiary’s request for a one-year
extension of its cost of capital filing to May 1, 2026, to set its authorized cost of capital beginning January 1, 2027, and maintain its current authorized cost of capital through 2026. On November 10, 2025, the California subsidiary submitted a request to further delay by one-year
its cost of capital filing and maintain the authorized cost of capital through 2027. On November 18, 2025, the CPUC granted the request for a one-year
extension of the cost of capital filing to May 1, 2027, to set its authorized cost of capital beginning January 1, 2028.
On December 5, 2024, the Illinois Commerce Commission (the “ICC”) issued a final order approving the adjustment of base rates requested in a rate case originally filed on January 25, 2024, by the Company’s Illinois subsidiary. The general rate case order approved an increase of $105 million in annualized water and wastewater system revenues, excluding previously recovered infrastructure surcharges of $5 million, based on an authorized return on equity of 9.84%, authorized rate base of $2.2 billion, and a capital structure with an equity component of 49.00% and a debt component of 51.00%. The increase was effective January 1, 2025, and is driven primarily by approximately $557 million in capital investments completed and planned by the Illinois subsidiary from January 2024 through December 2025.
On December 5, 2024, the CPUC approved a final decision adopting the terms of a partial settlement agreement filed on November 17, 2023, in the Company’s California subsidiary’s general rate case originally filed on July 1, 2022. Incorporating the then currently effective return on equity of 10.20%, the decision provides incremental annualized water and wastewater revenues of $21 million in the 2024 test year, and an estimated $16 million in the 2025 escalation year and $16 million in the 2026 attrition year. The 2024 rates were implemented retroactively to January 1, 2024. In addition, the CPUC denied the California subsidiary’s proposed Water Resources Sustainability Plan decoupling mechanism but approved continuation of its currently effective Annual Consumption Adjustment Mechanism. On December 12, 2024, the California subsidiary filed an application for rehearing of the CPUC’s denial of the proposed Water Resources Sustainability Plan decoupling mechanism, and on May 23, 2025, the CPUC issued its decision denying the application for rehearing. On

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September 19, 2025, the California subsidiary filed a petition to modify the CPUC order received on December 5, 2024, for its general rate case originally filed on July 1, 2022. The request seeks clarification from the CPUC on the method used to calculate the Conservation Adjustment for Rate Tier Designs (“CART”), specifically for the California subsidiary’s Monterey service area. The CART is a ratemaking mechanism that allows the Company to recover, in subsequent periods, a portion of the impact on operating revenues as a result of implementing customer rates structured to promote conservation usage. On October 20, 2025, the California Public Advocate submitted a response opposing the California subsidiary’s request and stating the request should instead be addressed in the California subsidiary’s pending base rate case. On October 30, 2025, the California subsidiary filed a reply to the California Public Advocate’s response which underscored the need for clarity on the CART calculation. The California subsidiary expects resolution of the petition to modify later in 2026.
Pending General Rate Case Filings
On January 27, 2026, the Company’s Illinois subsidiary filed a request with the ICC to adjust its water and wastewater rates. The filing seeks a two-step
rate increase in aggregate annualized incremental revenue, based on a proposed return on equity of 10.75%, of (i) approximately $119 million effective January 1, 2027, based on a future test year through December 31, 2027 and a capital structure with an equity component of 52.42% and a debt component of 47.58%, and (ii) approximately $15 million effective January 1, 2028, based on a future test year to include end-of-period
rate base and a capital structure with an equity component of 52.74% and a debt component of 47.26%, in each case, exclusive of infrastructure surcharges. The request is driven primarily by approximately $577 million in capital investments made and to be made by the Illinois subsidiary from January 2026 through December 2027. The request must be approved by the ICC.
On January 16, 2026, the Company’s New Jersey subsidiary filed a request with the New Jersey Board of Public Utilities (the “NJBPU”) to adjust its water and wastewater rates. The request seeks aggregate annualized incremental revenues of approximately $146 million and is based on a proposed return on equity of 10.75% and a capital structure with an equity component of 55.18% and a debt component of 44.82%. The requested annualized incremental revenue is driven primarily by more than $1.4 billion of capital investments completed and planned by the New Jersey subsidiary through December 2026. The filing is subject to the approval of the NJBPU.
On November 14, 2025, the Company’s Pennsylvania subsidiary filed a request with the Pennsylvania Public Utility Commission (the “PaPUC”) to adjust its water and wastewater rates. The request seeks aggregate annualized incremental revenue of approximately $169 million, excluding projected infrastructure surcharges of approximately $19 million. The request is based on a proposed return on equity of 10.95% and a capital structure with an equity component of 55.33%. The requested annualized incremental revenue is driven primarily by an estimated $1.2 billion of capital investments completed or planned to be completed from June 2025 through mid-2027.
The rate request is subject to approval by the PaPUC, and new rates would be expected to take effect in August 2026.
On November 3, 2025, the Company’s Virginia subsidiary filed a request with the SCC to adjust its water and wastewater rates. The request seeks aggregate annualized incremental revenues of approximately $22 million and is based on a proposed return on equity of 10.75% and a capital structure with an equity component of 51.79%. The requested annualized incremental revenue is driven primarily by more than $115 million of capital investments completed and planned by the Virginia subsidiary from May 2025 through April 2027. The filing is subject to the approval of the SCC. Interim rates will be effective May 2, 2026, with the difference between interim and final approved rates subject to refund to customers.
On August 1, 2025, the Company’s Maryland subsidiary filed a general rate case requesting approximately $3 million in annualized incremental revenues, which is based on a proposed return on equity of 10.64% and a capital structure with an equity component of 52.32%. The requested annualized incremental revenue is driven primarily by approximately $22 million of capital investments completed by the Maryland subsidiary from

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1

February 2019 through April 2025. The filing must be approved by the Public Service Commission of Maryland, and if approved, it is anticipated that new rates would take effect in March 2026.
On July 1, 2025, the Company’s California subsidiary filed an application with the CPUC to set new water and wastewater rates in each of its service areas for 2027 through 2029. On October 13, 2025, the California subsidiary filed its 100 day update for the same proceeding and updated the request to $62 million compared to authorized 2025 revenue, and a total increase in revenue over the 2027 to 2029 period of $110 million. Subsequent to the filing of the update, the California subsidiary adjusted its authorized rates effective January 1, 2026, which revised its net increase proposed for the test year 2027 to $51 million above 2026 expected revenues. The requested annualized incremental revenue is driven primarily by approximately $750 million of capital investments completed and planned by the California subsidiary through 2025 to 2028. If approved by the CPUC, the new rates would take effect on January 1, 2027. The application also requests approval of a Fixed Cost Recovery Account, which is intended to be a full decoupling mechanism that would allow the California subsidiary to recover authorized fixed costs, regardless of sales volume, while also providing incentives, via progressive conservation-oriented rate design, for customers to use water more efficiently.
On May 5, 2025, the Company’s West Virginia subsidiary filed a general rate case requesting approximately $48 million in aggregate annualized incremental revenues, excluding infrastructure surcharges of $13 million, which would include two step increases, with $33 million to be included in rates in March 2026, and $15 million to be included in rates in March 2027. The request is based on a proposed return on equity of 10.75% and a capital structure with an equity component of 50.80% and 50.97%, respectively, for each of the two steps. The requested annualized incremental revenue is driven primarily by more than $300 million of capital investments completed and planned by the West Virginia subsidiary from March 2024 through February 2027. The request is subject to approval by the Public Service Commission of West Virginia, and the general rate case is expected to be completed by the end of February 2026.
Infrastructure Surcharges
A number of states have authorized the use of regulatory mechanisms that permit rates to be adjusted outside of a general rate case for certain costs and investments, such as infrastructure surcharge mechanisms that permit recovery of capital investments to replace aging infrastructure. Presented in the table below are annualized incremental revenues, assuming a constant sales volume and customer count, resulting from infrastructure surcharge authorizations that became effective during 2025:

	Effective Date	Amount
Infrastructure surcharges by state:
New Jersey	November 29, 2025	$26
Pennsylvania	October 1, 2025	5
New Jersey	May 30, 2025	15
Missouri	February 7, 2025	17
Kentucky	January 1, 2025	2
West Virginia	January 1, 2025	4

Total infrastructure surcharge authorizations		$69

Presented in the table below are annualized incremental revenues, assuming a constant sales volume and customer count, resulting from infrastructure surcharge authorizations that became effective on or after January 1, 2026:

	Effective Date	Amount
Infrastructure surcharge filings by state:
Pennsylvania	January 1, 2026	$11
Illinois	January 1, 2026	5

Total infrastructure surcharge filings		$16

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Pending Infrastructure Surcharge Filings
On January 20, 2026, the Company’s Indiana subsidiary filed an infrastructure surcharge proceeding requesting $15 million in additional annualized revenues.
On September 3, 2025, the Company’s Missouri subsidiary filed an infrastructure surcharge proceeding requesting $13 million in additional annualized revenues.
On June 30, 2025, the Company’s West Virginia subsidiary filed an infrastructure surcharge proceeding requesting $3 million in additional annualized revenues.
Other Regulatory Matters
The PaPUC, as part of its July 22, 2024 approval of the general rate case filed by the Company’s Pennsylvania subsidiary on November 8, 2023, initiated an investigation into certain reported water service and water quality issues in the Pennsylvania subsidiary’s Northeastern service territory, which reports had been provided during public input hearings convened in the general rate case. The PaPUC concluded the investigation and issued a Root Cause Analysis Report on August 5, 2025, which found no systemic issues affecting the Pennsylvania subsidiary’s water service in the Northeastern service territory and expressed satisfaction with the Pennsylvania subsidiary’s efforts to manage water service matters. The PaPUC committed to continued monitoring of the Pennsylvania subsidiary’s service over the next three years.
Regulatory Assets
Regulatory assets represent costs that are probable of recovery from customers in future rates. Approximately 50% of the Company’s total regulatory asset balance at December 31, 2025, earns a return. Presented in the table below is the composition of regulatory assets as of December 31:

	2025	2024
Removal costs recoverable through rates	$323	$356
Deferred pension expense	276	318
Customer lead line replacements	80	86
Unamortized debt expense	84	84
Regulatory balancing accounts	65	71
Programmed maintenance expense	60	57
Purchase premium recoverable through rates	49	50
Other	195	128

Total (non-current) regulatory assets	1,132	1,150

Current regulatory assets (a)	22	19

Total regulatory assets	$1,154	$1,169

(a)	Current regulatory assets are included in other current assets on the Consolidated Balance Sheets.
Removal costs recoverable through rates represent costs incurred for removal of property, plant and equipment or other retirement costs.
The Company’s deferred pension expense includes a portion of the underfunded status that is probable of recovery through rates in future periods of $261 million and $304 million as of December 31, 2025 and 2024, respectively. The remaining portion is the pension expense in excess of authorized amounts which is deferred by certain subsidiaries and probable of recovery in future service rates.

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3

Customer lead line replacements are the costs incurred to replace customer owned lead service lines. Costs are recovered through a customer’s surcharge or through base rates, depending on the jurisdiction.
Unamortized debt expense is amortized over the lives of the respective issues. Call premiums on the redemption of long-term debt, as well as unamortized debt issuance costs, are deferred and amortized to the extent they will be recovered through future service rates.
Regulatory balancing accounts accumulate differences between revenues recognized and authorized revenue requirements until they are collected from customers or are refunded. Regulatory balancing accounts include low income programs, purchased power and water accounts, dam removal costs and other cost balancing mechanisms.
Programmed maintenance expense are costs incurred to inspect or paint water tanks and are amortized on a straight line basis over a period determined by each state regulator.
Purchase premiums recoverable through rates are being recovered over periods up to 40 years.
Other regulatory assets include depreciation related costs, property tax stabilization, employee-related costs, business services project expenses, coastal water project costs, service enhancement costs, rate case expenditures and environmental remediation costs among others. These costs are deferred because the amounts are being recovered in rates or are probable of recovery through rates in future periods.
Regulatory Liabilities
Regulatory liabilities generally represent amounts that are probable of being credited or refunded to customers through the rate making process. Also, if costs expected to be incurred in the future are currently being recovered through rates, the Company records those expected future costs as regulatory liabilities. Presented in the table below is the composition of regulatory liabilities as of December 31:

	2025	2024
Income taxes recovered through rates	$959	$1,016
Removal costs recovered through rates	248	245
PFAS Multi-district litigation settlements	91	—
Postretirement benefit liability	43	71
Other	75	84

Total (non-current) regulatory liabilities	1,416	1,416

Current regulatory liabilities (a)	24	—

Total regulatory liabilities	$1,440	$1,416

(a)
Current regulatory liabilities, which as of December 31, 2025, primarily consisted of PFAS Multi-district litigation settlements, are included in other current liabilities on the Consolidated Balance Sheets.

Income taxes recovered through rates relate to deferred taxes that will be refunded to the Company’s customers. The enactment of the Tax Cuts and Jobs Act of 2017 required a re-measurement
of the Company’s deferred income taxes. The portion of this
re-measurement
related to the Regulated Businesses was substantially offset by a regulatory liability as EADIT which will be used to benefit its regulated customers in future rates. All of the Company’s regulated subsidiaries are amortizing EADIT and crediting customers.
Removal costs recovered through rates are estimated costs to retire assets at the end of their expected useful lives that are recovered through customer rates over the lives of the associated assets.

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PFAS Multi-district litigation settlements represent payments from litigation related to certain per-
and polyfluoroalkyl substances (collectively, “PFAS”) the Company has received that the Company intends to pass back to customers, subject to regulatory approval from the PUCs. See Note 16—Commitments and Contingencies for additional information.
Postretirement benefit liability includes a portion of the over-funded status that is probable of refund through rates in future periods. The remaining portion represents prior service credits resulting from announced plan amendments which changed benefits for certain union and non-union
plan participants.
Other regulatory liabilities include the pension and other postretirement benefit balancing accounts, legal settlement proceeds, deferred gains, refunds to customers related to tax overpayments, and various regulatory balancing accounts.
Note 4: Revenue Recognition
Disaggregated Revenues
Presented in the table below are operating revenues disaggregated for the year ended December 31, 2025:

	Revenues from Contracts with Customers	Other Revenues Not from Contracts with Customers (a)	Total Operating Revenues
Regulated Businesses:
Water services:
Residential	$2,557	$—	$2,557
Commercial	981	—	981
Fire service	189	—	189
Industrial	195	—	195
Public and other	311	—	311

Total water services	4,233	—	4,233
Wastewater services:
Residential	287	—	287
Commercial	86	—	86
Industrial	10	—	10
Public and other	39	—	39

Total wastewater services	422	—	422
Miscellaneous utility charges	49	—	49
Alternative revenue programs	—	12	12
Lease contract revenue	—	7	7

Total Regulated Businesses	4,704	19	4,723

Other	417	—	417

Total operating revenues	$5,121	$19	$5,140

(a)	Includes revenues associated with alternative revenue programs, lease contracts and intercompany rent, which are outside the scope of ASC 606, and accounted for under other existing GAAP.

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Presented in the table below are operating revenues disaggregated for the year ended December 31, 2024:

	Revenues from Contracts with Customers	Other Revenues Not from Contracts with Customers (a)	Total Operating Revenues
Regulated Businesses:
Water services:
Residential	$2,344	$5	$2,349
Commercial	881	4	885
Fire service	164	—	164
Industrial	182	2	184
Public and other	291	—	291

Total water services	3,862	11	3,873
Wastewater services:
Residential	243	2	245
Commercial	70	—	70
Industrial	12	—	12
Public and other	36	—	36

Total wastewater services	361	2	363
Miscellaneous utility charges	42	—	42
Alternative revenue programs	—	10	10
Lease contract revenue	—	8	8
Total Regulated Businesses	4,265	31	4,296

Other	388	—	388

Total operating revenues	$4,653	$31	$4,684

(a)
Includes revenues associated with provisional rates, alternative revenue programs, lease contracts and intercompany rent, which are outside the scope of ASC 606, and accounted for under other existing GAAP.

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Presented in the table below are operating revenues disaggregated for the year ended December 31, 2023:

	Revenues from Contracts with Customers	Other Revenues Not from Contracts with Customers (a)	Total Operating Revenues
Regulated Businesses:
Water services:
Residential	$2,143	$—	$2,143
Commercial	798	—	798
Fire service	158	—	158
Industrial	167	—	167
Public and other	274	—	274

Total water services	3,540	—	3,540
Wastewater services:
Residential	228	—	228
Commercial	62	—	62
Industrial	8	—	8
Public and other	29	—	29

Total wastewater services	327	—	327
Miscellaneous utility charges	35	—	35
Alternative revenue programs	—	10	10
Lease contract revenue	—	8	8

Total Regulated Businesses	3,902	18	3,920

Other	315	(1)	314

Total operating revenues	$4,217	$17	$4,234

(a)	Includes revenues associated with alternative revenue programs, lease contracts and intercompany rent, which are outside the scope of ASC 606, and accounted for under other existing GAAP.
Contract Balances
Contract assets and contract liabilities are the result of timing differences between revenue recognition, billings and cash collections. In MSG, certain contracts are billed as work progresses in accordance with agreed-upon contractual terms, either at periodic intervals or upon achievement of contractual milestones. Contract assets are recorded when billing occurs subsequent to revenue recognition and are reclassified to accounts receivable when billed and the right to consideration becomes unconditional. Contract liabilities are recorded when the Company receives advances from customers prior to satisfying contractual performance obligations, particularly for construction contracts, and are recognized as revenue when the associated performance obligations are satisfied.
Contract assets of $171 million, $84 million and $95 million are included in unbilled revenues on the Consolidated Balance Sheets as of December 31, 2025, 2024 and 2023, respectively. Also, contract assets of $5 million and $39 million are included in other long-term assets on the Consolidated Balance Sheets as of December 31, 2025 and 2024, respectively, and there were no contract assets in other long-term assets on the Consolidated Balance Sheets as of December 31, 2023. There were $175 million of contract assets added during 2025, and $122 million of contract assets were transferred to accounts receivable during 2025. There were $114 million of contract assets added during 2024, and $86 million of contract assets were transferred to accounts receivable during 2024.
Contract liabilities of $19 million, $40 million and $63 million are included in other current liabilities on the Consolidated Balance Sheets as of December 31, 2025, 2024 and 2023, respectively. Also, contract liabilities of

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$19 million and $14 million are included in other long-term liabilities on the Consolidated Balance Sheets as of December 31, 2025 and 2024, respectively, and there were no contract liabilities in other long-term liabilities on the Consolidated Balance Sheets as of December 31, 2023. There were $88 million of contract liabilities added during 2025, and $104 million of contract liabilities were recognized as revenue during 2025. There were $83 million of contract liabilities added during 2024, and $92 million of contract liabilities were recognized as revenue during 2024.
Remaining Performance Obligations
Remaining performance obligations (“RPOs”) represent revenues the Company expects to recognize in the future from contracts that are in progress. The Company enters into agreements for the provision of services to water and wastewater facilities for the U.S. military, municipalities and other customers. As of December 31, 2025, the Company’s O&M and capital improvement contracts have RPOs. Contracts with the U.S. government for work on military installations expire between 2051 and 2073 and have RPOs of $7.4 billion as of December 31, 2025, as measured by estimated remaining contract revenue. Such contracts are subject to customary termination provisions held by the U.S. government, prior to the agreed-upon contract expiration. Contracts with municipalities and commercial customers expire between 2031 and 2038 and have RPOs of $508 million as of December 31, 2025, as measured by estimated remaining contract revenue.
Note 5: Mergers, Acquisitions and Divestitures
Agreement and Plan of Merger with Essential Utilities, Inc.
On October 26, 2025, parent company entered into an Agreement and Plan of Merger (the “Essential Merger Agreement”) with Essential Utilities, Inc. (“Essential”) to combine the two companies in a stock-for-stock
transaction. The Essential Merger Agreement provides that, upon the completion of the proposed merger, Essential’s shareholders will receive 0.305 shares of parent company common stock in exchange for each share of Essential common stock eligible for exchange in the merger. Upon completion of the proposed merger, Essential will be a wholly owned subsidiary of parent company, and parent company will retain its existing name and remain headquartered in Camden, New Jersey. The Company will continue to maintain substantial operations in Pennsylvania, including Essential’s offices in Bryn Mawr, Pennsylvania, and Pittsburgh, Pennsylvania.
Completion of the proposed merger is subject to certain customary conditions, including, among others, the receipt of required approvals from all applicable public utility commissions on such terms and conditions that would not, individually or in the aggregate, result in a Burdensome Effect (as defined in the Essential Merger Agreement), and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. There can be no guarantee that all of the closing conditions and approvals will be satisfied, and the failure to complete the proposed merger on a timely basis or at all may adversely affect the Company’s financial condition and results of operations. The Company currently estimates that the closing of the proposed merger will occur by the end of the first quarter of 2027. For the year ended December 31, 2025, $13 million of merger related costs were included in Operation and maintenance expense in the Consolidated Statements of Operations.
Acquisitions - Regulated Businesses
During 2025, the Company closed on 18 acquisitions of various regulated water and wastewater systems for a total aggregate purchase price of $83 million, of which $81 million was funded in 2025, and which acquisitions added approximately 20,900 water and wastewater customers. This includes the Company’s acquisition of the Audubon Water Company effective May 28, 2025, for a total consideration of $7 million, in the form of 48,381 shares of parent company common stock, net of an indemnity escrow claim, and the Company’s acquisition of Appalachian Utilities Inc. effective October 27, 2025, for a total consideration of $4 million, in the form of

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25,159 shares of parent company common stock. Assets acquired from all 2025 acquisitions, principally utility plant, totaled $107 million and liabilities assumed totaled $36 million, including assumed debt of $12 million. The Company recorded goodwill of $12 million associated with six of its acquisitions, which is reported in the Company’s Regulated Businesses segment. Eight of these acquisitions were accounted for as business combinations. The preliminary purchase price allocations related to acquisitions accounted for as business combinations will be finalized once the valuation of assets acquired has been completed, no later than one year after their respective acquisition date.
During 2024, the Company closed on 13 acquisitions of various regulated water and wastewater systems for a total aggregate purchase price of $417 million, of which $415 million was funded in 2024, adding approximately 69,500 water and wastewater customers. Assets acquired from all 2024 acquisitions, principally utility plant, totaled $426 million and liabilities assumed totaled $10 million. The Company also recorded goodwill of $1 million. Seven of these acquisitions were accounted for as business combinations.
The pro forma impact of the Company’s business combinations was not material to the Consolidated Statements of Operations for the years ended December 31, 2025, 2024 and 2023.
Secured Seller Promissory Note from the Sale of Homeowner Services Group
On December 9, 2021, the Company sold all of the equity interests in subsidiaries that comprised HOS to a wholly owned subsidiary (the “Buyer”) of funds advised by Apax Partners LLP, a global private equity advisory firm, for total consideration of approximately $1.275 billion. The consideration at closing was comprised of $480 million in cash, a secured seller note payable in cash and issued by the Buyer in the principal amount of $720 million, with an interest rate of 7.00% per year, and a contingent cash payment of $75 million payable upon satisfaction of certain conditions on or before December 31, 2023.
On February 2, 2024, this note was amended to increase the principal amount from $720 million to $795 million, in full satisfaction of the $75 million contingent cash payment payable under the HOS sale agreement. In addition, the interest rate payable on the secured seller note increased from 7.00% per year to 10.00% per year until maturity. As of December 31, 2025, this note was included as a current asset on the Consolidated Balance Sheets. The Company recognized $80 million, $77 million, and $50 million of interest income during the years ended December 31, 2025, 2024 and 2023, respectively, from this note. On February 13, 2026, the Company received payment of all amounts payable under the secured seller promissory note in full satisfaction of the Buyer’s obligations thereunder.

Note 6: Property, Plant and Equipment
Presented in the table below are the major classes of property, plant and equipment by category as of December 31:

	2025	2024	Range of Remaining Useful Lives	Weighted Average Useful Life
Utility plant:
Land and other non-depreciable assets	$317	$302
Sources of supply	1,252	1,124	20 to 114 years	45 years
Treatment and pumping	5,093	4,786	2 to 119 years	40 years
Transmission and distribution	15,807	14,745	15 to 128 years	65 years
Services, meters and fire hydrants	7,046	6,356	2 to 109 years	28 years
General structures and equipment	3,116	2,813	2 to 109 years	16 years
Waste collection	2,124	1,986	5 to 145 years	52 years
Waste treatment, pumping and disposal	1,530	1,425	4 to 165 years	32 years
Construction work in progress	1,548	1,359
Other plant	19	22	1 to 54 years	18 years

Total utility plant	37,852	34,918

Nonutility property	103	141	3 to 50 years	16 years

Total property, plant and equipment	$37,955	$35,059

Property, plant and equipment depreciation expense amounted to $776 million, $690 million and $617 million for the years ended December 31, 2025, 2024 and 2023, respectively, and was included in Depreciation and amortization expense in the Consolidated Statements of Operations. The provision for depreciation expressed as a percentage of the aggregate average depreciable asset balances was 2.82%, 2.73% and 2.68% for the years ended December 31, 2025, 2024 and 2023, respectively. Additionally, the Company had capital expenditures acquired on account but unpaid of $350 million and $347 million included in accrued liabilities on the Consolidated Balance Sheets as of December 31, 2025 and 2024, respectively.
In connection with the Company’s capital investment in its corporate headquarters in Camden, New Jersey, the New Jersey Economic Development Authority (“NJEDA”) determined that the Company was qualified to receive $161 million in tax credits over a
10-year
period commencing in 2019.
The Company is required to meet various annual requirements, including the maintenance of qualified full-time positions at the qualified business facility, in order to monetize one-tenth
of the tax credits annually and is subject to a claw-back period if the Company does not meet certain NJEDA requirements of the tax credit program in years 11 through 15.
In October 2025, the NJEDA issued to the Company the utilization certificate for the 2023 tax credits in the amount of $15 million. In December and January 2024, the NJEDA issued to the Company the utilization certificates for the 2022 and 2021 tax credits in the amount of $15 million and $16 million, respectively. For the years ended December 31, 2025, 2024 and 2023, the Company recorded losses of $1 million, $2 million and $1 million, respectively, to Other income (expense) in the Consolidated Statements of Operations from the sale of tax credits to an external party. As of December 31, 2025, the Company had current assets of $15 million included in Other and $64 million of long-term assets included in Other on the Consolidated Balance Sheets for the 2024 through 2028 tax credits. As of December 31, 2024, the Company had no current assets and $90 million of long-term assets included in Other on the Consolidated Balance Sheets for the 2023 through 2028 tax credits. The Company has made the necessary annual filing for the year ended December 31, 2024, and expects to make the 2025 filing in April 2026, prior to the required filing deadline. The submitted filing is under review by the NJEDA and it is expected that the Company will receive final NJEDA approval and monetize the 2024 tax credits in 2026.

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Note 7: Allowance for Uncollectible Accounts
Presented in the table below are the changes in the allowances for uncollectible accounts for the years ended December 31:

	2025	2024	2023
Balance as of January 1	$(53)	$(51)	$(60)
Amounts charged to expense	(48)	(31)	(24)
Amounts written off	43	29	33

Balance as of December 31	$(58)	$(53)	$(51)

Note 8: Goodwill
Goodwill
Presented in the table below are the changes in the
carrying
value of goodwill for the years ended December 31, 2025 and 2024:

	Regulated Businesses		Other		Consolidated
	Cost	Accumulated Impairment	Cost	Accumulated Impairment	Cost	Accumulated Impairment	Total Net
Balance as of January 1, 2024	$3,470	$(2,332)	$113	$(108)	$3,583	$(2,440)	$1,143
Goodwill from acquisitions	1	—	—	—	1	—	1

Balance as of December 31, 2024	$3,471	$(2,332)	$113	$(108)	$3,584	$(2,440)	$1,144

Goodwill from acquisitions	12	—	—	—	12	—	12

Balance as of December 31, 2025	$3,483	$(2,332)	$113	$(108)	$3,596	$(2,440)	$1,156

The Company completed its annual impairment testing of goodwill as of November 30, 2025, which included qualitative assessments of its Regulated Businesses and MSG reporting units. Based on these assessments, the Company determined that there were no factors present that would indicate that the fair value of these reporting units was less than their respective carrying values as of November 30, 2025.
In 2025, the Company acquired goodwill of $12 million associated with six of its acquisitions in the Regulated Businesses segment. In 2024, the Company acquired goodwill of $1 million associated with one of its acquisitions in the Regulated Businesses segment.
Note 9: Shareholders’ Equity
Equity Forward Sale Agreements
In August 2025, the Company entered into separate forward sale agreements (the “Forward Sale Agreements”) with several forward purchasers relating to an aggregate of 8,098,592 shares of the Company’s common stock at an initial forward price of $139.657 per share, which is equal to the price to public per share less an underwriting discount. Each Forward Sale Agreement will be physically settled unless the Company elects to settle such Forward Sale Agreement in cash or to net share settle such Forward Sale Agreement (which the Company has the right to do, subject to certain conditions, other than in the limited circumstances set forth in the Forward Sale Agreements). The Forward Sale Agreements provide for settlement on a settlement date or

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dates to be specified at the Company’s discretion on or prior to December 31, 2026. To the extent the Forward Sale Agreements are physically settled, the Company will issue common stock to the forward purchasers and receive cash proceeds based on the applicable forward sale price on the settlement date as defined in the Forward Sale Agreements.
As of December 31, 2025, the Company did
not
receive any proceeds from the sale of its common stock connected to the Forward Sale Agreements. The Company estimates that it will receive total net proceeds of approximately $1,131 million, before deducting estimated offering expenses, subject to the price adjustment and other provisions of the Forward Sale Agreements, in the event of full physical settlement of all of the Forward Sale Agreements. The Company intends to use any net cash proceeds that it may receive upon a settlement of the Forward Sale Agreements for general corporate purposes. The Forward Sale Agreements will be classified as equity transactions because they are indexed to the Company’s common stock and physical settlement is within the Company’s control.
Dividend Reinvestment and Direct Stock Purchase Plan
Under the Company’s dividend reinvestment and direct stock purchase plan (the “DRIP”), shareholders may reinvest cash common stock dividends and purchase additional shares of Company common stock, up to certain limits, through the plan administrator without paying brokerage commissions. Shares purchased by participants through the DRIP may be newly issued shares, treasury shares, or at the Company’s election, shares purchased by the plan administrator in the open market or in privately negotiated transactions. Purchases generally will be made and credited to DRIP accounts once each week. As of December 31, 2025, there were approximately 4.1 million shares available for future issuance under the DRIP.
Anti-dilutive Stock Repurchase Program
In February 2015, the Company’s Board of Directors authorized an anti-dilutive stock repurchase program, which allows the Company to purchase up to 10 million shares of its outstanding common stock from time to time over an unrestricted period of time. The Company did not repurchase shares of common stock during the years ended December 31, 2025, 2024 or 2023. As of December 31, 2025, there were 5.1 million shares of common stock available for purchase under the program.

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Accumulated Other Comprehensive Loss
Presented in the table below are the changes in accumulated other comprehensive loss by component, net of tax, for the years ended December 31, 2025, 2024 and
2023
:

	Defined Benefit Plans			Gain (Loss) on Cash Flow Hedge	Gain (Loss) on Fixed- Income Securities	Accumulated Other Comprehensive Income (Loss)
	Employee Benefit Plan Funded Status	Amortization of Prior Service Cost	Amortization of Actuarial Loss
Beginning balance as of January 1, 2023	$(93)	$1	$70	$(1)	$—	$(23)
Other comprehensive (loss) income before reclassification	(3)	—	—	(8)	4	(7)
Amounts reclassified from accumulated other comprehensive income	—	—	4	—	—	4

Net other comprehensive (loss) income	(3)	—	4	(8)	4	(3)

Ending balance as of December 31, 2023	$(96)	$1	$74	$(9)	$4	$(26)

Other comprehensive income (loss) before reclassification	1	—	—	39	(2)	38

Net other comprehensive income (loss)	1	—	—	39	(2)	38

Ending balance as of December 31, 2024	$(95)	$1	$74	$30	$2	$12

Other comprehensive (loss) income before reclassification	—	—	—	(4)	1	(3)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	1	—	(4)	(3)

Net other comprehensive income (loss)	—	—	1	(4)	(3)	(6)
Ending balance as of December 31, 2025	$(95)	$1	$75	$26	$(1)	$6

The Company does not reclassify the amortization of defined benefit pension cost components from accumulated other comprehensive loss directly to net income in its entirety, as a portion of these costs have been deferred as a regulatory asset. These accumulated other comprehensive loss components are included in the computation of net periodic pension cost. See Note 15—Employee Benefits for additional information.
The amortization of the gain (loss) on cash flow hedges is reclassified to net income during the period incurred and is included in Interest expense in the accompanying Consolidated Statements of Operations.
An unrealized gain (loss) on
available-for-sale
fixed-income securities is reclassified to net income upon sale of the securities as a realized gain or loss and is included in Other, net in the accompanying Consolidated Statements of Operations.

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Dividends and Distributions
The Company’s Board of Directors authorizes the payment of dividends. The Company’s ability to pay dividends on its common stock is subject to having access to sufficient sources of liquidity, net income and cash flows of the Company’s subsidiaries, the receipt of dividends and direct and indirect distributions from, and repayments of indebtedness of, the Company’s subsidiaries, compliance with Delaware corporate and other laws, compliance with the contractual provisions of debt and other agreements and other factors.
The Company’s dividend rate on its common stock is determined by the Board of Directors on a quarterly basis and takes into consideration, among other factors, current and possible future developments that may affect the Company’s income and cash flows. When dividends on common stock are declared, they are typically paid in March, June, September and December. Historically, dividends have been paid quarterly to holders of record as of a date less than 30 days prior to the distribution date. Since the dividends on the Company’s common stock are not cumulative, only declared dividends are paid.
During 2025, 2024 and 2023, the Company paid $633 million, $585 million and $532 million in cash dividends, respectively. Presented in the table below is the per share cash dividends paid for the years ended December 31:

	2025	2024	2023
December	$0.8275	$0.7650	$0.7075
September	$0.8275	$0.7650	$0.7075
June	$0.8275	$0.7650	$0.7075
March	$0.7650	$0.7075	$0.6550
On December 5, 2025, the Company’s Board of Directors declared a quarterly cash dividend payment of $0.8275 per share payable on March 3, 2026, to shareholders of record as of February 10, 2026.
Under applicable law, the Company’s subsidiaries may pay dividends on their capital stock or other equity only from retained, undistributed or current earnings. A significant loss recorded at a subsidiary may limit the amount of the dividend that the subsidiary can pay. The ability of the Company’s subsidiaries to pay upstream dividends, make other upstream distributions or repay indebtedness to parent company or AWCC, as applicable, is subject to compliance with applicable corporate, tax and other laws, regulatory restrictions and financial and other contractual obligations, including, for example, (i) regulatory capital, surplus or net worth requirements, (ii) outstanding debt service obligations, (iii) requirements to make preferred and preference stock dividend payments, and (iv) other contractual agreements, covenants or obligations made or entered into by the Company and its subsidiaries.
Regulatory Restrictions on Indebtedness
The issuance of long-term debt or equity securities by the Company or long-term debt by AWCC does not require authorization of any state PUC if no guarantee or pledge of the regulated subsidiaries is utilized. Based on the needs of the Regulated Businesses and parent company, AWCC may borrow funds or issue its debt in the capital markets and then, through intercompany loans, provide these borrowings to the Regulated Businesses or parent company. PUC authorization is generally required for the regulated subsidiaries to incur long-term debt. The Company’s regulated subsidiaries normally obtain these required PUC authorizations on a periodic basis to cover their anticipated financing needs for a period of time, or, as necessary, in connection with a specific financing or refinancing of debt.
Note 10: Stock Based Compensation
The Company has granted stock units, stock awards and dividend equivalents to non-employee
directors, officers and employees pursuant to the terms of the 2017 Omnibus Equity Compensation Plan (the “2017

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Omnibus Plan”), approved by the Company’s shareholders in May 2017. Stock units under the 2017 Omnibus Plan generally vest based on (i) continued employment with the Company (“RSUs”), or (ii) continued employment with the Company where distribution of the shares is subject to the satisfaction in whole or in part of stated performance-based goals (“PSUs”). A total of 7.2 million shares of common stock may be issued under the 2017 Omnibus Plan. As of December 31, 2025, 5.7 million shares were available for grant under the 2017 Omnibus Plan. The 2017 Omnibus Plan provides that grants of awards may be in any of the following forms: incentive stock options, nonqualified stock options, stock appreciation rights, stock units, stock awards, other stock-based awards and dividend equivalents. Dividend equivalents may be granted only on stock units or other stock-based awards. The 2017 Omnibus Plan expires in 2027.
The Company had granted stock options, stock units, including RSUs and PSUs, and dividend equivalents to non-employee
directors, officers and other key employees of the Company under its 2007 Omnibus Equity Compensation Plan (the “2007 Plan”). The 2007 Plan has been replaced by the 2017 Omnibus Plan, as defined above, and no additional awards may be granted under the 2007 Plan. However, shares may still be issued under the 2007 Plan pursuant to the terms of awards previously issued under that plan prior to May 12, 2017.
The cost of services received from employees in exchange for the issuance of restricted stock awards is measured based on the grant date fair value of the awards issued. The value of stock unit awards at the date of the grant is amortized through expense over the requisite service period. All awards granted in 2025, 2024 and 2023 are classified as equity. The Company recognizes compensation expense for stock awards over the vesting period of the award. The Company stratified its grant populations and used historic employee turnover rates to estimate employee forfeitures. The estimated rate is compared to the actual forfeitures at the end of the reporting period and adjusted as necessary. There have been no significant adjustments to the forfeiture rates during 2025, 2024 and 2023. There were no grants of stock options to employees after 2016, and there were no stock options outstanding as of December 31, 2022. Presented in the table below is the stock-based compensation expense recorded in O&M expense in the accompanying Consolidated Statements of Operations for the years ended December 31:

	2025	2024	2023
RSUs and PSUs	$30	$34	$23
Nonqualified employee stock purchase plan	2	2	2

Stock-based compensation	32	36	25
Income tax benefit	(7)	(8)	(6)

Stock-based compensation expense, net of tax	$25	$28	$19

There were no significant stock-based compensation costs capitalized during the years ended December 31, 2025, 2024 and 2023.
Subject to limitations on deductibility imposed by the Internal Revenue Code of 1986, as amended, the Company receives a tax deduction based on the intrinsic value of the award at the exercise date for stock options and the distribution date for stock units. For each award, throughout the requisite service period, the Company records the tax impacts related to compensation costs as deferred income tax assets. The tax deductions in excess of the deferred benefits recorded throughout the requisite service period are recorded to the Consolidated Statements of Operations and are presented in the financing section of the Consolidated Statements of Cash Flows.
Stock Units
During 2025, 2024 and 2023, the Company granted RSUs to certain employees under the 2017 Omnibus Plan. RSUs generally vest based on continued employment with the Company over periods ranging from one
to
three years
. The RSUs are valued at the closing price of the Company’s common stock on the date of the grant

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and the majority vest ratably over a
three-year
service period. These RSUs are amortized through expense over the requisite service period using the straight-line method.
During 2025, 2024 and 2023, the Company granted stock units to non-employee
directors under the 2017 Omnibus Plan. The stock units were vested in full on the date of grant. Prior to 2024, distribution of the shares was made within 30 days of the earlier of (i) 15 months after the date of the last annual meeting of shareholders, subject to any deferral election by the director, or (ii) the participant’s separation from service. Shares of common stock are currently distributed within 30 days after the date of grant. Because these stock units vested on the grant date, the total grant date fair value was recorded in operation and maintenance expense on the grant date.
The grant date fair value of RSUs granted to certain employees and stock units granted to non-employee
directors totaled $12 million, $10 million and $9 million for the years ended December 31, 2025, 2024 and 2023, respectively.
Presented in the table below is RSU and director stock unit activity for the year ended December 31, 2025:

	Shares (in thousands)	Weighted Average Grant Date Fair Value (per share)
Non-vested total as of December 31, 2024	75	$131.20
Granted	95	129.42
Vested	(60)	133.39
Forfeited	(11)	127.01

Non-vested total as of December 31, 2025	99	$128.63

As of December 31, 2025, $6 million of total unrecognized compensation cost related to the non-vested
RSUs is expected to be recognized over the weighted average remaining life of 1.62 years. The total fair value of stock units and RSUs vested was $8 million, $9 million and $6 million for the years ended December 31, 2025, 2024 and 2023, respectively.
During 2025, 2024 and 2023, the Company granted PSUs to certain employees under the 2017 Omnibus Plan with grant date fair values totaling $27 million, $23 million and $28 million, respectively. The majority of PSUs vest ratably based on continued employment with the Company over the three-year
performance period (the “Performance Period”). Distribution of the performance shares is contingent upon the achievement of one or more internal performance measures and, separately, a relative total shareholder return performance measure, over the Performance Period.
Presented in the table below is PSU activity for the year ended December 31, 2025:

	Shares (in thousands)	Weighted Average Grant Date Fair Value (per share)
Non-vested total as of December 31, 2024	322	$130.04
Granted	211	128.59
Vested	(74)	147.45
Forfeited	(81)	106.41

Non-vested total as of December 31, 2025	378	$130.93

As of December 31, 2025, $8 million of total unrecognized compensation cost related to the non-vested
PSUs is expected to be recognized over the weighted average remaining life of 0.85 years. The total fair value of PSUs vested was $26 million, $23 million and $31 million for the years ended December 31, 2025, 2024 and 2023, respectively.

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PSUs granted with one or more internal performance measures are valued at the market value of the closing price of the Company’s common stock on the date of grant. PSUs granted with a relative total shareholder return condition are valued, for accounting purposes, using a Monte Carlo simulation model. Expected volatility is based on historical volatilities of traded common stock of the Company and comparative companies using daily stock prices over the past three years. The expected term is three years and the risk-free interest rate is based on the three-year U.S. Treasury rate in effect as of the measurement date. Presented in the table below are the weighted average assumptions used in the Monte Carlo simulation and the weighted average grant date fair values of PSUs granted for the years ended December 31:

	2025	2024	2023
Expected volatility	23.25%	22.98%	25.45%
Risk-free interest rate	4.27%	4.39%	4.31%
Expected life (years)	3.0	3.0	3.0
Grant date fair value per share	$118.29	$118.95	$168.00
The grant date fair value of PSUs that vest ratably and have market and/or performance conditions are amortized through expense over the requisite service period using the graded-vesting method.
Employee Stock Purchase Plan
The Company maintains a nonqualified employee stock purchase plan (the “ESPP”) that expires in 2027 through which employee participants (which excludes certain of the Company’s executives) may use payroll deductions to acquire Company common stock at a purchase price of 85% of the fair market value of the common stock at the end of a three-month purchase period. A total of 2.0 million shares may be issued under the ESPP, and as of December 31, 2025, there were 1.3 million shares of common stock reserved for issuance under the ESPP. The ESPP is considered compensatory. During the years ended December 31, 2025, 2024 and 2023, the Company issued approximately 84,000, 90,000 and 87,000 shares, respectively, under the ESPP.

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Note 11: Long-Term Debt
The Company obtains long-term debt through AWCC primarily to fund capital expenditures of the Regulated Businesses, to repay or refinance existing long-term and short-term debt, and to lend funds to parent company to refinance debt and for other purposes. Presented in the table below are the components of long-term debt as of December 31:

	Rate	Weighted Average Rate	Maturity	2025	2024
Long-term debt of AWCC: (a)
Senior notes—fixed rate	2.30%-8.27%	4.24%	2026-2055	$12,961	$11,786
Private activity bonds and government funded debt—fixed rate	0.00%-3.88%	3.07%	2028-2045	187	187
Long-term debt of other American Water subsidiaries:
Private activity bonds and government funded debt—fixed rate	0.00%-5.00%	2.41%	2026-2061	717	761
Mortgage bonds—fixed rate	6.35%-9.19%	7.37%	2026-2039	435	456
Mandatorily redeemable preferred stock	8.47%-9.75%	8.64%	2036	3	3

Long-term debt		4.23%		14,303	13,193
Unamortized debt discount, net (b)				(27)	(20)
Unamortized debt issuance costs				(17)	(15)
Less current portion of long-term debt				(1,479)	(637)

Total long-term debt				$12,780	$12,521

(a)
This indebtedness is considered “debt” for purposes of a support agreement between parent company and AWCC, which serves as a functional equivalent of a full and unconditional guarantee by parent company of AWCC’s payment obligations under such indebtedness.

(b)	Includes debt discount, net of fair value adjustments previously recognized in acquisition purchase accounting.
All mortgage bonds and $709 million of the private activity bonds and government funded debt held by the Company’s subsidiaries were collateralized as of December 31, 2025.
Long-term debt agreements contain a number of covenants that, among other things, limit, subject to certain exceptions, AWCC from issuing debt secured by the Company’s consolidated assets. Certain long-term note covenants require the Company to maintain a ratio of consolidated total indebtedness to consolidated total capitalization (each as defined in the relevant documents) of not more than 0.70 to 1.00. The ratio as of December 31, 2025, was 0.59 to 1.00. In addition, the Company has $773 million of notes which include the right to redeem the notes at par value, in whole or in part, from time to time, subject to certain restrictions, with a weighted average interest rate of 2.61%.
Presented in the table below are future sinking fund payments and debt maturities:

Amount
2026	$1,479
2027	646
2028	869
2029	938
2030	517
Thereafter	9,854

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Presented in the table below are the issuances of long-term debt in 2025:

Company	Type	Rate	Weighted Average Rate	Maturity	Amount
AWCC	Senior notes—fixed rate	5.25%	5.25%	2035	$800
AWCC	Senior notes—fixed rate	5.70%	5.70%	2055	900
Other American Water subsidiaries	Private activity bonds and government funded debt—fixed rate	0.00%-3.71%	2.30%	2028-2057	89

Total issuances					$1,789

The Company incurred debt issuance costs of $17 million related to the above issuances.
Presented in the table below are the retirements and redemptions of long-term debt in 2025 through sinking fund provisions, optional redemption, payment at maturity or settlement:

Company	Type	Rate	Weighted Average Rate	Maturity	Amount
AWCC	Senior notes—fixed rate	3.40%	3.40%	2025	$525
Other American Water subsidiaries	Private activity bonds and government funded debt—fixed rate	0.00%-5.00%	0.37%	2025-2061	145
Other American Water subsidiaries	Mortgage bonds—fixed rate	8.15%-8.58%	8.23%	2025	21

Total retirements and redemptions					$691

On August 8, 2025, AWCC completed the sale of $900 million aggregate principal amount of its 5.700% Senior Notes due 2055. At the closing of this offering, AWCC received, after deduction of underwriting discounts and before deduction of offering expenses, net proceeds of approximately $887 million. AWCC used the net proceeds of the offering (i) to lend funds to American Water and the Regulated Businesses; (ii) to repay commercial paper obligations of AWCC; and (iii) for general corporate purposes.
On February 27, 2025, AWCC completed the sale of $800 million aggregate principal amount of its 5.250% Senior Notes due 2035. At the closing of this offering, AWCC received, after deduction of underwriting discounts and before deduction of offering expenses, net proceeds of approximately $792 million. AWCC used the net proceeds of the offering (i) to lend funds to American Water and the Regulated Businesses; (ii) to repay at maturity AWCC’s 3.400% Senior Notes due 2025; (iii) to repay commercial paper obligations of AWCC; and (iv) for general corporate purposes.
On June 29, 2023, AWCC issued $1,035 million aggregate principal amount of 3.625% Exchangeable Senior Notes due 2026 (the “Notes”). AWCC received net proceeds of approximately $1,022 million, after deduction of underwriting discounts and commissions but before deduction of offering expenses payable by AWCC. The Notes will mature on June 15, 2026 (the “Maturity Date”), unless earlier exchanged or repurchased and are included in Current portion of long-term debt on the Consolidated Balance Sheets.
The Notes are exchangeable at an initial exchange rate of 5.8213 shares of parent company’s common stock per $1,000 principal amount of Notes (equivalent to an initial exchange price of approximately $171.78 per share of common stock). The initial exchange rate of the Notes is subject to adjustment as provided in the indenture pursuant to which the Notes were issued (the “Note Indenture”). Prior to the close of business on the business day immediately preceding March 15, 2026, the Notes are exchangeable at the option of the noteholders only upon the satisfaction of specified conditions and during certain periods described in the Note Indenture. On or after March 15, 2026, until the close of business on the business day immediately preceding the Maturity Date, the Notes will be exchangeable at the option of the noteholders at any time regardless of these conditions or periods. Upon any exchange of the Notes, AWCC will (i) pay cash up to the aggregate principal amount of the Notes and (ii) pay or deliver (or cause to be delivered), as the case may be, cash, shares of parent company’s common stock, or a combination of cash and shares of such common stock, at AWCC’s election, in respect of the remainder, if any, of AWCC’s exchange obligation in excess of the aggregate principal amount of the Notes being exchanged.
AWCC may not redeem the Notes prior to the Maturity Date, and no sinking fund is provided for the Notes. Subject to certain conditions, holders of the Notes will have the right to require AWCC to repurchase all or a portion of their Notes upon the occurrence of a fundamental change, as defined in the Note Indenture, at a repurchase price of 100% of their principal amount plus any accrued and unpaid interest.
One of the principal market risks to which the Company is exposed is changes in interest rates. In order to manage the exposure, the Company follows risk management policies and procedures, including the use of derivative contracts such as treasury lock agreements. The Company also reduces exposure to interest rates by managing commercial paper and debt maturities. The Company (through AWCC) does not enter into derivative contracts for speculative purposes and does not use leveraged instruments. The derivative contracts entered into are for periods consistent with the related underlying exposures. The Company is exposed to the risk that counterparties to derivative contracts will fail to meet their contractual obligations. The Company minimizes the counterparty credit risk on these transactions by dealing only with leading, creditworthy financial institutions, having long-term credit ratings of
“A-”
or better.
As of December 31, 2025, the Company had entered into six treasury lock agreements, with a term of 10 years or 30 years and an aggregate notional amount totaling $200 million, to reduce interest rate exposure on expected future debt issuances. These treasury lock agreements terminate in June 2026 and September 2026 and have an average fixed interest rate of 4.47%. In February 2026, the Company entered into four treasury lock agreements, with a term of 10 years or 30 years and an aggregate notional amount totaling $150 million, to reduce interest rate exposure on expected future debt issuances. These treasury lock agreements terminate in June 2026 and September 2026 and have an average fixed interest rate of 4.62%. The Company designated these treasury lock agreements as cash flow hedges, with their fair value recorded in accumulated other comprehensive gain or loss.
In May 2025 and August 2025, the Company terminated a total of 11 treasury lock agreements, designated as cash flow hedges, with a term of 30 years and an aggregate notional amount totaling $450 million, realizing a pre-tax
net gain of $13 million, recorded in accumulated other comprehensive income. The gain will be amortized through Interest expense over a
30-year
period, in accordance with the tenor of the notes issued on August 8, 2025.
In February 2025, the Company terminated 10 treasury lock agreements designated as cash flow hedges, with a term of 10 years and an aggregate notional amount totaling $500 million, realizing a pre-tax
net gain of $3 million recorded in accumulated other comprehensive income. The gain will be amortized through Interest expense over a
10-year
period, in accordance with the tenor of the notes issued on February 27, 2025.
No ineffectiveness was recognized on hedging instruments for the years ended December 31, 2025, 2024 or 2023.
Note 12: Short-Term Debt
Liquidity needs for capital investment, working capital and other financial commitments are generally funded through cash flows from operations, public and private debt offerings, issuances of commercial paper and

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equity, and, if and to the extent necessary, borrowings under the AWCC revolving credit facility. AWCC maintains an unsecured revolving credit facility which provides $2.75 billion in aggregate total commitments from a diversified group of financial institutions. The termination date of the credit agreement with respect to AWCC’s revolving credit facility is October 26, 2029. The revolving credit facility is used principally to support AWCC’s commercial paper program, to provide additional liquidity support and to provide a sub-limit
for the issuance of up to $150 million in letters of credit. Letters of credit are non-debt
instruments maintained to provide credit support for certain transactions as requested by third parties. Subject to satisfying certain conditions, the credit agreement permits AWCC to increase the maximum commitment under the facility by up to an aggregate of $500 million. The Company regularly evaluates the capital markets and closely monitors the financial condition of the financial institutions with contractual commitments in its revolving credit facility. Interest rates on advances under the facility are based on a credit spread to the Secured Overnight Financing Rate (or applicable market replacement rate) or base rate, each determined in accordance with Moody’s Ratings and S&P Global Ratings’ then applicable credit rating on AWCC’s senior unsecured, non-credit
enhanced debt.
Short-term debt consists of commercial paper borrowings totaling $1,590 million and $880 million as of December 31, 2025 and 2024, respectively, or net of discount $1,588 million and $879 million as of December 31, 2025 and 2024, respectively. As of December 31, 2025 and 2024, AWCC had no outstanding borrowings under the revolving credit facility and there were no commercial paper borrowings outstanding with maturities greater than three months.
Presented in the tables below are the aggregate credit facility commitment, commercial paper limit and letter of credit availability under the revolving credit facility, as well as the available capacity for each, as of December 31:

	2025
	Commercial Paper Limit	Letters of Credit	Total (a)
Total availability	$2,600	$150	$2,750
Outstanding debt	(1,590)	(84)	(1,674)

Remaining availability as of December 31, 2025	$1,010	$66	$1,076

(a)	Total remaining availability of $1.1 billion as of December 31, 2025, was accessible through revolver draws.

	2024
	Commercial Paper Limit	Letters of Credit	Total (a)
Total availability	$2,600	$150	$2,750
Outstanding debt	(880)	(82)	(962)

Remaining availability as of December 31, 2024	$1,720	$68	$1,788

(a)	Total remaining availability of $1.8 billion as of December 31, 2024, was accessible through revolver draws.
Presented in the table below is the Company’s total available liquidity as of December 31, 2025 and 2024, respectively:

	Cash and Cash Equivalents	Availability on Revolving Credit Facility	Total Available Liquidity
Available liquidity as of December 31, 2025	$98	$1,076	$1,174
Available liquidity as of December 31, 2024	$96	$1,788	$1,884

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1

Presented in the table below is the short-term borrowing activity for AWCC for the years ended December 31:

	2025	2024
Average borrowings	$1,170	$161
Maximum borrowings outstanding	$1,595	$880
Weighted average interest rates, as of December 31	3.89%	4.65%
The credit facility requires the Company to maintain a ratio of consolidated debt to consolidated capitalization of not more than 0.70 to 1.00. The ratio as of December 31, 2025, was 0.59 to 1.00.
The Company does not have any material borrowings that are subject to default or prepayment as a result of a downgrading of securities, although such a downgrading could increase fees and interest charges under AWCC’s revolving credit facility.
Note 13: General Taxes
Presented in the table below are the components of general tax expense for the years ended December 31:

	2025	2024	2023
Gross receipts and franchise	$151	$140	$134
Property and capital stock	134	125	119
Payroll	43	41	38
Other general	20	14	16

Total general taxes	$348	$320	$307

Note 14: Income Taxes
Presented in the table below are the components of income tax expense for the years ended December 31:

	2025	2024	2023
Current income taxes:
State	$25	$16	$16
Federal	151	136	28

Total current income taxes	$176	$152	$44

Deferred income taxes:
State	$36	$53	$44
Federal	100	104	165
Amortization of deferred investment tax credits	(1)	(1)	(1)

Total deferred income taxes	135	156	208

Provision for income taxes	$311	$308	$252

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Presented in the table below is a reconciliation between the statutory federal tax rate and the Company’s effective tax rate for the years ended December 31:

	2025		2024		2023
	Amount	Percent	Amount	Percent	Amount	Percent
U.S. federal statutory tax rate	$299	21.0%	$285	21.0%	$251	21.0%
State and local income taxes, net of federal income tax effect (a)	48	3.4%	54	4.0%	48	4.0%
Nontaxable or nondeductible items	5	0.4%	5	0.3%	4	0.3%
Change in unrecognized tax benefits	(8)	(0.6)%	2	0.2%	3	0.2%
Other adjustments:
Excess accumulated deferred income taxes	(39)	(2.8)%	(37)	(2.7)%	(51)	(4.2)%
Other	6	0.5%	(1)	(0.1)%	(3)	(0.2)%

Effective tax rate	$311	21.9%	$308	22.7%	$252	21.1%

(a)
The states that made up the majority (greater than 50 percent) of the tax effect in this category were: (i) for 2025, Pennsylvania and Illinois, (ii) for 2024, Pennsylvania and California, and (iii) for 2023, Pennsylvania and Illinois.

Presented in the table below is the disaggregation of income taxes paid (refunds received), net of refunds received of $29 million, $5 million and $30 million in 2025, 2024 and 2023, respectively, for the years ended December 31:

	2025	2024	2023
Federal	$185	$—	$12
State	5	(5)	(12)

Total	$190	$(5)	$—

Income taxes paid (net of refunds received) exceeded 5% of total income taxes paid (net of refunds received) in the following states for the years ended December 31:

	2025	2024		2023
State:
Iowa	*		$(1)	*
Kentucky	*		$(2)	*
Massachusetts	*		*	$(2)
New Jersey	*		*	$(23)
Pennsylvania	*		$(1)	$13
Tennessee	*		*	$1

(*)	Jurisdiction below the threshold for the period presented.

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3

Presented in the table below are the components of the net deferred tax liability as of December 31:

	2025	2024
Deferred tax assets:
Advances and contributions	$519	$493
Tax losses and credits	215	128
Regulatory income tax assets	161	181
Pension and other postretirement benefits	31	64
Other	166	163

Total deferred tax assets	1,092	1,029

Valuation allowance	(9)	(8)

Total deferred tax assets, net of allowance	$1,083	$1,021

Deferred tax liabilities:
Property, plant and equipment	$4,021	$3,553
Deferred pension and other postretirement benefits	75	86
Other	157	244

Total deferred tax liabilities	4,253	3,883

Total deferred tax liabilities, net of deferred tax assets	$(3,170)	$(2,862)

As of December 31, 2025 and 2024, the Company had state net operating loss (“NOL”) carryforwards of $246 million and $251 million, respectively, a portion of which are offset by a valuation allowance as the Company does not believe these NOLs are more likely than not to be realized. The state NOL carryforwards generally expire in 2026 through 2045, however, certain states have adopted the federal provisions allowing for an unlimited carryforward period.
On July 4, 2025, the One Big Beautiful Bill Act (the “OBBB”) was signed into law. The OBBB includes several corporate tax-related
provisions. Key changes include the permanent extension of certain provisions from the Tax Cuts and Jobs Act of 2017, such as 100% bonus depreciation and Section 163(j) interest limitation exception for regulated utilities, as well as the immediate expensing of domestic research and development costs, and the introduction of a new charitable contribution floor for corporations. The OBBB has not had a material impact on the Company’s Consolidated Financial Statements. The Company will continue to monitor the implementation and any related guidance.
The Inflation Reduction Act of 2022 (the “IRA”) contains a 15% Corporate Alternative Minimum Tax (“CAMT”) provision on applicable corporations. To determine if a company is considered an applicable corporation subject to CAMT, the company’s average adjusted financial statement income (“AFSI”) for the three consecutive years preceding the tax year must exceed $1.0 billion. An applicable corporation must make several adjustments to net income when determining AFSI. A corporation paying CAMT is eligible for a future tax credit, which can be carried forward indefinitely and utilized when regular tax exceeds CAMT. Based on current guidance, the Company is an applicable corporation subject to CAMT beginning in 2024. The Company included the CAMT liability in its 2024 extension payment on April 15, 2025. As of December 31, 2025 and 2024, the Company had CAMT credit carryforwards of $200 million and $111 million, respectively. The deferred tax asset related to the CAMT credit carryforward will be realized to the extent the Company’s deferred tax liabilities exceed the CAMT credit carryforward. The Company’s deferred tax liabilities are expected to exceed the minimum tax credit carryforward for the foreseeable future, and therefore, no valuation allowance is required.
On June 2, 2025, the Internal Revenue Service (“IRS”) and the U.S. Treasury issued Notice
2025-27,
allowing corporate taxpayers to exclude amounts attributable to the CAMT liability, without penalty, from estimated tax payments with respect to a taxable year that begins after December 31, 2024, and before January 1,

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2026. The Company plans to include the CAMT liability in its 2025 extension payment on April 15, 2026. The Company will continue to assess the impacts of the IRA as the U.S. Treasury and the IRS provide further guidance.
The Company files income tax returns in the United States federal jurisdiction and various state jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state or local or
non-U.S.
income tax examinations by tax authorities for taxable years ended December 31, 2020 and prior.
Presented in the table below are the changes in gross liability, excluding interest and penalties, for unrecognized tax benefits:

Amount
Balance as of January 1, 2023	$158
Increases in current period tax positions	27
Decreases in prior period measurement of tax positions	(37)

Balance as of December 31, 2023	$148
Increases in current period tax positions	34
Increases in prior period measurement of tax positions	21

Balance as of December 31, 2024	$203
Increases in current period tax positions	31
Decreases in prior period measurement of tax positions	(118)

Balance as of December 31, 2025	$116

If the Company sustains all of its positions as of December 31, 2025, excluding interest and penalties, there would be no impact on the Company’s effective tax rate. The Company had an immaterial amount of interest and penalties related to its tax positions as of December 31, 2025 and 2024.
Presented in the table below are the changes in the valuation allowance:

Amount
Balance as of January 1, 2023	$11
Increases in valuation allowance	—

Balance as of December 31, 2023	$11
Decreases in valuation allowance	(3)

Balance as of December 31, 2024	$8
Increases in valuation allowance	1

Balance as of December 31, 2025	$9

Note 15: Employee Benefits
Overview of Pension and Other Postretirement Benefits Plans
The Company maintains noncontributory defined benefit pension plans covering eligible employees of its regulated utility and shared services operations. Benefits under the plans are based on the employee’s years of service and compensation. The pension plans have been closed for all new employees. The pension plans were closed for most employees hired on or after January 1, 2006. Union employees hired on or after January 1, 2001, except for specific eligible groups specified in the plan, had their accrued benefit frozen and will be able to receive this benefit as a lump sum upon termination or retirement. Union employees hired on or after January 1, 2001, and non-union
employees hired on or after January 1, 2006, are provided with a defined contribution plan

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5

that includes a 5.25% of base pay Company-funded defined contribution account. The Company does not participate in a multi-employer plan. The Company also has unfunded noncontributory supplemental nonqualified pension plans that provide additional retirement benefits to certain employees.
The Company’s pension funding practice is to contribute at least the greater of the minimum amount required by the Employee Retirement Income Security Act of 1974 or the normal cost. Further, the Company will consider additional cash contributions and/or available prefunding balances if needed to avoid “at risk” status and benefit restrictions under the Pension Protection Act of 2006 (“PPA”). The Company may also consider increased contributions, based on other financial requirements and the plans’ funded position. Pension expense in excess of the amount contributed to the pension plans is deferred by certain regulated subsidiaries pending future recovery in rates charged for utility services as contributions are made to the plans. See Note 3—Regulatory Matters for additional information. Pension plan assets are invested in a number of actively managed, commingled funds, and limited partnerships including equities, fixed income securities, guaranteed annuity contracts with insurance companies, real estate funds and real estate investment trusts (“REITs”).
The Company maintains other postretirement benefit plans providing varying levels of medical and life insurance to eligible retirees. The retiree welfare plans are closed for union employees hired on or after January 1, 2006. The plans had previously closed for non-union
employees hired on or after January 1, 2002. The Company’s policy is to fund other postretirement benefit costs up to the amount recoverable through rates. Assets of the plans are invested in a number of actively managed funds in the form of separate accounts, commingled funds and limited partnerships, including equities and fixed income securities.
The Company engages third-party investment managers for all invested assets. Managers are not permitted to invest outside of the asset class (e.g., fixed income, equity, alternatives) or strategy for which they have been appointed. Investment management agreements and recurring performance and attribution analysis are used as tools to ensure investment managers invest solely within the investment strategy they have been provided. Futures and options may be used to adjust portfolio duration to align with a plan’s targeted investment policy.
In order to minimize asset volatility relative to the liabilities, a portion of plan assets is allocated to long duration fixed income investments that are exposed to interest rate risk. Increases in interest rates generally will result in a decline in the value of fixed income assets while reducing the present value of the liabilities. Conversely, rate decreases will increase fixed income assets, partially offsetting the related increase in the liabilities. Within equities, risk is mitigated by constructing a portfolio that is broadly diversified by geography, market capitalization, manager mandate size, investment style and process. For the Bargained Retiree Voluntary Employees’ Beneficiary Association (“Bargained VEBA”) trust, its asset structure is designed to meet the cash flows of the liabilities. This design reduces the plan’s exposure to changes in interest rates.
Actual allocations to each asset class vary from target allocations due to periodic investment strategy updates, market value fluctuations, the length of time it takes to fully implement investment allocations, and the timing of benefit payments and contributions. The asset allocation is rebalanced on a quarterly basis, if necessary.
Pension Plan Assets
The investment policy guideline of the pension plan is focused on diversification, improving returns and reducing the volatility of the funded status over a long-term horizon. None of the Company’s securities are included in pension plan assets.
The Company uses fair value for all classes of assets in the calculation of market-related value of plan assets. As of December 31, 2025, the fair values and asset allocations of the pension plan assets include the American Water Pension Plan and the American Water Pension Plan for Certain Inactive Participants.

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6

Presented in the tables below are the fair values and asset allocations of the pension plan assets as of December 31, 2025 and 2024, respectively, by asset category:

Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3) (a)	Net Asset Value as a Practical Expedient	Percentage of Plan Assets as of December 31, 2025
Cash	$23	$23	$—	$—	$—	2%
Equity securities:
U.S. large cap	158	40	—	—	118	11%
U.S. small cap	32	32	—	—	—	2%
International	299	—	—	—	299	21%
Real estate fund	122	—	—	—	122	9%
REITs	7	—	—	—	7	—%
Fixed income securities:
U.S. Treasury securities and government bonds	257	194	13	—	50	19%
Corporate bonds	459	—	459	—	—	33%
Mortgage-backed securities	5	—	5	—	—	—%
Municipal bonds	18	—	18	—	—	1%
Guarantee annuity contracts	31	—	—	31	—	2%

Total	$1,411	$289	$495	$31	$596	100%

Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3) (a)	Net Asset Value as a Practical Expedient	Percentage of Plan Assets as of December 31, 2024
Cash	$40	$40	$—	$—	$—	3%
Equity securities:
U.S. large cap	155	29	—	—	126	11%
U.S. small cap	34	34	—	—	—	2%
International	258	—	—	—	258	19%
Real estate fund	120	—	—	—	120	9%
REITs	6	—	—	—	6	—%
Fixed income securities:
U.S. Treasury securities and government bonds	232	169	1	—	62	17%
Corporate bonds	489	—	489	—	—	35%
Mortgage-backed securities	6	—	6	—	—	—%
Municipal bonds	20	—	20	—	—	2%
Guarantee annuity contracts	32	—	—	32	—	2%

Total	$1,392	$272	$516	$32	$572	100%

(a)	There were no material changes during the period for the fair value measurements using significant unobservable inputs (Level 3) for the years ended December 31, 2025 and 2024, respectively.

The Company’s 2026 target pension plan asset allocation is 38% equity securities and 62% fixed income securities. The Company’s 2025 target pension plan asset allocation was 37% equity securities and 63% fixed income securities.
Other Postretirement Benefit Plan Assets
The investment policy guidelines of the postretirement plans focus on the appropriate strategy given the funded status of the plans. None of the Company’s securities are included in other postretirement benefit plan assets. The Company’s postretirement benefit plans have different levels of funded status and the assets are held under various trusts. The investments and risk mitigation strategies for the plans are tailored specifically for each trust. In setting new strategic asset mixes, consideration is given to the likelihood that the selected asset allocation will effectively fund the projected plan liabilities and meet the risk tolerance criteria of the Company. The Company periodically updates the long-term, strategic asset allocations for these plans through asset liability studies and uses various analytics to determine the optimal asset allocation. Considerations include plan liability characteristics, liquidity needs, funding requirements, expected rates of return and the distribution of returns. The American Water Retiree Welfare Plan (“Retiree Welfare Plan”) is funded by the Bargained VEBA trust, the
Non-Bargained
Retiree Voluntary Employees’ Beneficiary Association
(“Non-Bargained
VEBA”) trust, the Voluntary Employees’ Beneficiary Association (“Active VEBA”) trust, and the American Water Life Insurance Voluntary Employees’ Beneficiary Association Trust.
Presented in the tables below are the fair values and asset allocations of the postretirement benefit plan assets as of December 31, 2025 and 2024, respectively, by asset category:

Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Net Asset Value as a Practical Expedient	Percentage of Plan Assets as of December 31, 2025
Bargained VEBA:
Cash	$5	$5	$—	$—	$—	5%
Fixed income securities:
U.S. Treasury securities and government bonds	7	7	—	—	—	7%
Corporate bonds	85	—	85	—	—	85%
Municipal bonds	3	—	3	—	—	3%

Total bargained VEBA	$100	$12	$88	$—	$—	100%
Active VEBA:
Cash	$3	$3	$—	$—	$—	12%
Fixed income securities:
U.S. Treasury securities and government bonds	2	2	—	—	—	8%
Corporate bonds	19	—	19	—	—	76%
Municipal bonds	1	—	1	—	—	4%

Total Active VEBA	$25	$5	$20	$—	$—	100%
Non-bargained VEBA:
Cash	$3	$3	$—	$—	$—	2%
Equity securities:
U.S. large cap	46	46	—	—	—	35%
International	31	31	—	—	—	24%
Fixed income securities:
U.S. Treasury securities and government bonds	1	1	—	—	—	1%
Municipal bonds	50	—	50	—	—	38%

Total non-bargained VEBA	$131	$81	$50	$—	$—	100%
Total	$256	$98	$158	$—	$—	100%

Asset C ateg ory	Total	Quoted Pr ices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Net Asset Value as a Practical Expedient	Percentage of Plan Assets as of December 31, 2024
Bargained VEBA:
Cash	$4	$4	$—	$—	$—	4%
Fixed income securities:
U.S. Treasury securities and government bonds	7	7	—	—	—	7%
Corporate bonds	83	—	83	—	—	86%
Municipal bonds	3	—	3	—	—	3%

Total bargained VEBA	$97	$11	$86	$—	$—	100%
Active VEBA:
Cash	$2	$2	$—	$—	$—	7%
Fixed income securities:
U.S. Treasury securities and government bonds	2	2	—	—	—	7%
Corporate bonds	23	—	23	—	—	82%
Municipal bonds	1	—	1	—	—	4%

Total Active VEBA	$28	$4	$24	$—	$—	100%
Non-bargained VEBA:
Cash	$3	$3	$—	$—	$—	2%
Equity securities:
U.S. large cap	46	46	—	—	—	36%
International	30	30	—	—	—	23%
Fixed income securities:
U.S. Treasury securities and government bonds	1	1	—	—	—	1%
Municipal bonds	48	—	48	—	—	38%

Total non-bargained VEBA	$128	$80	$48	$—	$—	100%
Total	$253	$95	$158	$—	$—	100%

The Company’s 2026 target postretirement benefit plan asset allocation for the Bargained VEBA and Active VEBA is 100% fixed income securities and for the
Non-bargained
VEBA is 60% equity securities and 40% fixed income securities. The Company’s 2025 target postretirement benefit plan asset allocation for the Bargained VEBA and Active VEBA was 100% fixed income securities and for the
Non-bargained
VEBA was 60% equity securities and 40% fixed income securities.
Valuation Techniques Used to Determine Fair Value
Cash—Cash and investments with maturities of three months or less when purchased, including certain short-term fixed-income securities, are considered cash and are included in the recurring fair value measurements hierarchy as Level 1.
Equity securities —For equity securities, the trustees obtain prices from pricing services, whose prices are obtained from direct feeds from market exchanges, that the Company is able to independently corroborate. Certain equity securities are valued based on quoted prices in active markets and categorized as Level 1. Other equities, such as certain U.S. large cap and international securities held in the pension plan, are invested in commingled funds and/or limited partnerships. These funds are valued to reflect the plan fund’s interest in the fund based on the reported year-end
NAV. Since NAV is not directly observable or not available on a nationally recognized securities exchange for the commingled funds and/or limited partnerships, they are not included in the fair value hierarchy as they are measured at fair value using the NAV per share (or its equivalent) practical expedient. These investments can typically be redeemed monthly or more frequently, with 30 or less days of notice and without further restrictions.

Fixed-income securities—Certain U.S. Treasury securities and government bonds have been categorized as Level 1 because they trade in highly-liquid and transparent markets and their prices can be corroborated. The fair values of corporate bonds, mortgage backed securities, and certain government bonds are based on prices that reflect observable market information, such as actual trade information of similar securities. These securities are categorized as Level 2 because the valuations are calculated using models which utilize actively traded market data that the Company can corroborate. Exchange-traded future and option positions are reported in accordance with changes in variation margins that are settled daily. Exchange-traded futures and options, for which market quotations are readily available, are valued at the last reported sale price or official closing price on the primary market or exchange on which they are traded and are classified as Level 1. Other U.S. Treasury securities are invested in commingled funds that may implement their investment strategies in a variety of ways which may include direct and/or indirect investment in securities and other instruments or assets (e.g., futures and swaps) or investment in units of other commingled funds. These funds are valued to reflect the plan fund’s interest in the fund based on the reported year-end
NAV. Since NAV is not directly observable or not available on a nationally recognized securities exchange for the commingled funds, they are not included in the fair value hierarchy as they are measured at fair value using the NAV per share (or its equivalent) practical expedient. These investments can typically be redeemed daily, with no prior notice and without further restrictions.
Real estate fund—Real estate funds are an investment vehicle in the form of a limited partnership primarily focused in real estate investments and are not included in the fair value hierarchy as they are measured at fair value using the NAV per share (or its equivalent) practical expedient. These investments can typically be redeemed quarterly, with 90 or less days of notice, subject to available cash.
REITs—REITs are invested in commingled funds primarily focused in publicly traded shares of real estate investment trusts. Commingled funds are valued to reflect the plan fund’s interest in the fund based on the reported year-end
NAV. REITs are not included in the fair value hierarchy as they are measured at fair value using the NAV per share (or its equivalent) practical expedient. These investments can typically be redeemed daily, with no prior notice and without further restrictions.
Guaranteed annuity contracts—Guaranteed annuity contracts are categorized as Level 3 because the investments are not publicly quoted. Since these market values are determined by the provider, they are not highly observable and have been categorized as Level 3.

Benef
it Obli
gations, Plan Assets and
Fund
ed Status
Presented in the table below is a rollforward of the changes in the benefit obligation and plan assets for the two most recent years, for all plans combined:

	Pension Benefits		Other Benefits
	2025	2024	2025	2024
Change in benefit obligation:
Benefit obligation as of January 1,	$1,560	$1,622	$225	$247
Service cost	15	17	2	2
Interest cost	87	83	12	12
Plan participants’ contributions	—	—	3	3
Actuarial loss (gain)	35	(55)	3	(18)
Settlements	—	(2)	—	—
Gross benefits paid	(179)	(105)	(22)	(22)
Federal subsidy	—	—	1	1

Benefit obligation as of December 31,	$1,518	$1,560	$224	$225

Change in plan assets:
Fair value of plan assets as of January 1,	$1,392	$1,431	$253	$258
Actual return on plan assets	152	19	19	11
Employer contributions	46	49	3	3
Plan participants’ contributions	—	—	3	3
Settlements	—	(2)	—	—
Benefits paid	(179)	(105)	(22)	(22)

Fair value of plan assets as of December 31,	$1,411	$1,392	$256	$253

Funded value as of December 31,	$(107)	$(168)	$32	$28
Amounts recognized on the balance sheet:
Noncurrent asset	$62	$51	$33	$29
Current liability	(2)	(2)	—	—
Noncurrent liability	(167)	(217)	(1)	(1)

Net amount recognized	$(107)	$(168)	$32	$28

Prese
nt
ed in the table below are the components of accumul
ated ot
her comprehensive income and regulatory assets that have not been recognized as components of periodic benefit costs as of December 31:

	Pension Benefits		Other Benefits
	2025	2024	2025	2024
Net actuarial loss	$289	$337	$9	$13
Prior service credit	(2)	(5)	(52)	(84)

Net amount recognized	$287	$332	$(43)	$(71)

Regulatory assets (liabilities)	$261	$304	$(43)	$(71)
Accumulated other comprehensive income	26	28	—	—

Total	$287	$332	$(43)	$(71)

Presented in the tables below are the aggregate projected benefit obligation, accumulated benefit obligation and aggregate fair value of plan assets for pension plans with a projected obligation in excess of plan assets as of December 31:

	Projected Benefit Obligation Exceeds the Fair Value of Plans’ Assets
	2025	2024
Projected benefit obligation	$912	$916
Fair value of plan assets	743	697

	Accumulated Benefit Obligation Exceeds the Fair Value of Plans’ Assets
	2025	2024
Accumulated benefit obligation	$849	$852
Fair value of plan assets	743	697
The accumulated postretirement plan assets exceed benefit obligations for the Company’s other postretirement benefit plans, except for the Northern Illinois Retiree Welfare Plan, of which the accumulated postretirement benefit obligation is inconsequential for all periods presented.
Contributions
The PPA requires that defined benefit plans contribute to 100% of the current liability funding target over seven years. Defined benefit plans with a funding status of less than 80% of the current liability are defined as being “at risk” and additional funding requirements and benefit restrictions may apply. The Company’s qualified defined benefit plan is currently funded above the at-risk
threshold, and therefore the Company expects that the plans will not be subject to the “at risk” funding requirements of the PPA. The Company is proactively monitoring the plan’s funded status and projected contributions under the law to appropriately manage the potential impact on cash requirements.
Minimum funding requirements for the qualified defined benefit pension plan are determined by government regulations and not by accounting pronouncements. The Company plans to contribute amounts at least equal to or greater than the minimum required contributions or the normal cost in 2026 to the qualified pension plans. Contributions may be in the form of cash contributions as well as available prefunding balances.
Presented in the table below is information about the expected cash flows for the pension and postretirement benefit plans:

	Pension Benefits	Other Benefits
2026 expected employer contributions:
To plan trusts	$44	$—
To plan participants	2	—

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Estimated Future Benefit Payments
Presented in the table below are the net benefits expected to be paid from the plan assets or the Company’s assets:

	Pension Benefits	Other Benefits
	Expected Benefit Payments	Expected Benefit Payments	Expected Federal Subsidy Payments
2026	$119	$22	$1
2027	121	22	1
2028	121	21	1
2029	122	21	1
2030	122	20	—
2031-2035	590	88	2
Because the above amounts are net benefits, plan participants’ contributions have been excluded from the expected benefits.
Assumptions
Accounting for pensions and other postretirement benefits requires an extensive use of assumptions about the discount rate, expected return on plan assets, the rate of future compensation increases received by the Company’s employees, mortality, turnover and medical costs. Each assumption is reviewed annually. The assumptions are selected to represent the average expected experience over time and may differ in any one year from actual experience due to changes in capital markets and the overall economy. These differences will impact the amount of pension and other postretirement benefit expense that the Company recognizes.

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3

Presented in the table below are the significant assumptions related to the pension and other postretirement benefit plans:

	Pension Benefits			Other Benefits
	2025	2024	2023	2025	2024	2023
Weighted average assumptions used to determine December 31 benefit obligations:
Discount rate	5.54%	5.70%	5.18%	5.46%	5.69%	5.22%
Rate of compensation increase	3.45%	3.51%	3.51%	N/A	N/A	N/A
Medical trend	N/A	N/A	N/A	graded from	graded from	graded from
				7.00% in 2026	6.50% in 2025	6.75% in 2024
				to 5.00% in 2032+	to 5.00% in 2031+	to 5.00% in 2031+

Weighted average assumptions used to determine net periodic cost:
Discount rate	5.70%	5.18%	5.58%	5.69%	5.22%	5.60%
Expected return on plan assets	6.63%	6.73%	6.79%	5.00%	5.00%	5.00%
Rate of compensation increase	3.45%	3.51%	3.51%	N/A	N/A	N/A
Medical trend	N/A	N/A	N/A	graded from	graded from	graded from
				6.50% in 2025	6.75% in 2024	7.00% in 2023
				to 5.00% in 2031+	to 5.00% in 2031+	to 5.00% in 2031+
NOTE: “N/A” in the table above means assumption is not applicable.
The discount rate assumption was determined for the pension and postretirement benefit plans independently. The Company uses an approach that approximates the process of settlement of obligations tailored to the plans’ expected cash flows by matching the plans’ cash flows to the coupons and expected maturity values of individually selected bonds. Historically, for each plan, the discount rate was developed at the level equivalent rate that would produce the same present value as that using spot rates aligned with the projected benefit payments.
The expected long-term rate of return on plan assets is based on historical and projected rates of return, prior to administrative and investment management fees, for current and planned asset classes in the plans’ investment portfolios. Assumed projected rates of return for each of the plans’ projected asset classes were selected after analyzing historical experience and future expectations of the returns and volatility of the various asset classes. Based on the target asset allocation for each asset class, the overall expected rate of return for the portfolio was developed, adjusted for historical and expected experience of active portfolio management results compared to the benchmark returns. The Company’s pension expense increases as the expected return on assets decreases. The Company used a weighted average expected return on plan assets of 6.63% to estimate its 2025 pension benefit costs, and an expected blended return based on weighted assets of 5.00% to estimate its 2025 other postretirement benefit costs.
For the years ended December 31, 2025, 2024 and 2023, the Company’s mortality assumption utilized the
Pri-2012
base mortality table with the
MP-2021
mortality improvement scale.

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4

Components of Net Periodic Benefit Cost
Presented in the table below are the components of net periodic benefit costs for the years ended December 31:

	2025	2024	2023
Components of net periodic pension benefit cost (credit):
Service cost	$15	$17	$17
Interest cost	87	83	85
Expected return on plan assets	(90)	(94)	(94)
Amortization of prior service (credit) cost	(3)	(3)	(3)
Amortization of actuarial loss	21	22	13
Settlements	—	1	1

Net periodic pension benefit cost (credit)	$30	$26	$19
Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Current year actuarial (gain) loss	$—	$(1)	$3
Amortization of actuarial loss	(1)	—	(4)

Total recognized in other comprehensive income	(1)	(1)	(1)

Total recognized in net periodic benefit cost (credit) and other comprehensive income	$29	$25	$18

Components of net periodic other postretirement benefit (credit) cost:
Service cost	$2	$2	$2
Interest cost	12	12	14
Expected return on plan assets	(12)	(12)	(12)
Amortization of prior service credit	(31)	(31)	(31)
Amortization of actuarial loss	—	—	2

Net periodic other postretirement benefit (credit) cost	$(29)	$(29)	$(25)

Savings Plans for Employees
The Company maintains 401(k) savings plans that allow employees to save for retirement on a tax-deferred
basis. Employees can make contributions that are invested at their direction in one or more funds. The Company makes matching contributions based on a percentage of an employee’s contribution, subject to certain limitations. Due to the Company’s discontinuing new entrants into the defined benefit pension plan, on January 1, 2006, the Company began providing an additional 5.25% of base pay defined contribution benefit for union employees hired on or after January 1, 2001 and non-union
employees hired on or after January 1, 2006. The Company’s 401(k) savings plan expenses totaled $15 million, $15 million and $14 million for 2025, 2024 and 2023, respectively. Additionally, the Company’s 5.25% of base pay defined contribution benefit expenses totaled $19 million, $18 million and $17 million for 2025, 2024 and 2023, respectively. All of the Company’s contributions are invested in one or more funds at the direction of the employees.
Note 16: Commitments and Contingencies
Commitments have been made in connection with certain construction programs. The estimated capital expenditures required under legal and binding contractual obligations amounted to $1.5 billion as of December 31, 2025.
The Company’s regulated subsidiaries maintain agreements with other water purveyors for the purchase of water to supplement their water supply. The Company purchased $138 million, $129 million and $125 million of

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water under these agreements during 2025, 2024 and 2023, respectively. Presented in the table below are the future annual commitments related to minimum quantities of purchased water having non-cancelable
contracts:

Amount
2026	$83
2027	77
2028	78
2029	79
2030	55
Thereafter	968
The Company enters into agreements for the provision of services to water and wastewater facilities for the U.S. military, municipalities and other customers. See Note 4—Revenue Recognition for additional information regarding the Company’s performance obligations.
Contingencies
The Company is routinely involved in legal actions incident to the normal conduct of its business. As of December 31, 2025, the Company has accrued approximately $8 million of probable loss contingencies and has estimated that the maximum amount of loss associated with reasonably possible loss contingencies arising out of such legal actions, which can be reasonably estimated, is $4 million. For certain legal actions, the Company is unable to estimate possible losses. The Company believes that damages or settlements, if any, recovered by plaintiffs in such legal actions, other than as described in this Note 16—Commitments and Contingencies, will not have a material adverse effect on the Company.
Dunbar, West Virginia Class Action Litigation Settlement
On the evening of June 23, 2015, a
36-inch
pre-stressed
concrete transmission water main, installed in the early 1970s, failed. The water main is part of the West Relay pumping station located in the City of Dunbar, West Virginia and owned by the Company’s West Virginia subsidiary (“WVAWC”). Water service was fully restored by July 1, 2015, to all customers affected by this event.
On June 2, 2017, a complaint captioned
Jeffries, et al. v. West Virginia-American Water Company
was filed in West Virginia Circuit Court in Kanawha County on behalf of an alleged class of residents and business owners who lost water service or pressure as a result of the Dunbar main break. The complaint alleged breach of contract by WVAWC for failure to supply water, violation of West Virginia law regarding the sufficiency of WVAWC’s facilities and negligence by WVAWC in the design, maintenance and operation of the water system. In July 2020, the Circuit Court entered an order granting the
Jeffries
plaintiffs’ motion for certification of a class regarding certain liability issues but denying certification of a class to determine a punitive damages multiplier.
Trial in this matter had been scheduled, but before trial commenced, the parties notified the Circuit Court that an agreement in principle to settle this litigation was reached among the parties. On May 2, 2025, the parties jointly filed with the Circuit Court a proposed class action settlement agreement (the “Dunbar Settlement”) with respect to the certified liability claims. On September 12, 2025, the Circuit Court issued an order granting final approval of the Dunbar Settlement. Under the terms of the approved Dunbar Settlement, WVAWC has not admitted, and will not admit, any fault or liability for any of the allegations made by the
Jeffries
plaintiffs. The maximum
pre-tax
amount of the Dunbar Settlement is approximately $18 million, of which the final amount of the Company’s and WVAWC’s contributions to the Dunbar Settlement is approximately $5 million (which have been funded through existing sources of liquidity), and the remainder has been contributed by certain of the Company’s general liability insurance carriers. The Company previously recorded in the fourth quarter of 2024 a charge to earnings, net of expected insurance receivables, of $5 million ($4 million after-tax),
with respect to the Dunbar Settlement. The actual total amount to be paid to claimants through the Dunbar Settlement will depend

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6

upon the claims approved through the claims process, but the Company does not currently anticipate that its maximum liability will materially exceed $5 million. The deadline for claims submissions was August 25, 2025, and the settlement administrator is evaluating claim submissions to identify compensable claims.
Chattanooga, Tennessee Class Action Litigation
On September 12, 2019, the Company’s Tennessee subsidiary (“TAWC”), experienced a leak in a
36-inch
water transmission main, which caused service fluctuations or interruptions to TAWC customers and the issuance of a boil water notice. TAWC repaired the main by early morning on September 14, 2019, and restored full water service by the afternoon of September 15, 2019, with the boil water notice lifted for all customers on September 16, 2019.
On September 17, 2019, a complaint captioned
Bruce, et al. v. American Water Works Company, Inc., et al.
was filed in the Circuit Court of Hamilton County, Tennessee against TAWC, the Company and American Water Works Service Company, Inc. (“Service Company” and, together with TAWC and the Company, collectively, the “Tennessee-American Water Defendants”), on behalf of a proposed class of individuals or entities who lost water service or suffered monetary losses as a result of the Chattanooga incident (the “Tennessee Plaintiffs”). The complaint alleged breach of contract and negligence against the Tennessee-American Water Defendants, as well as an equitable remedy of piercing the corporate veil. In the complaint as originally filed, the Tennessee Plaintiffs were seeking an award of unspecified alleged damages for wage losses, business and economic losses, out-of-pocket
expenses, loss of use and enjoyment of property and annoyance and inconvenience, as well as punitive damages, attorneys’ fees and pre-
and post-judgment interest. In September 2020, the court dismissed all of the Tennessee Plaintiffs’ claims in their complaint, except for the breach of contract claims against TAWC.
In January 2023, after hearing oral argument, the court issued an oral ruling denying the Tennessee Plaintiffs’ motion for class certification. In February 2023, the Tennessee Plaintiffs sought reconsideration of the ruling by the court, and any final ruling is appealable to the Tennessee Court of Appeals, as allowed under Tennessee law. In September 2023, the court upheld its prior ruling but gave the Tennessee Plaintiffs the option to file an amended class definition. In October 2023, the Tennessee Plaintiffs filed an amended class definition seeking certification of a business customer-only class. On June 14, 2024, the court issued its written order denying the Tennessee Plaintiffs’ amended class and incorporating its denial of certification of the original residential class. On June 21, 2024, the Tennessee Plaintiffs appealed both of the court’s orders denying class certification. On December 4, 2025, the Court of Appeals of Tennessee denied the Tennessee Plaintiffs’ appeal, and on January 30, 2026, the Tennessee Plaintiffs filed an appeal with the Supreme Court of Tennessee. This matter remains pending.
The Company and TAWC believe that TAWC has valid, meritorious defenses to the claims raised in this class action complaint. TAWC will continue to vigorously defend itself against these allegations. Given the current stage of this proceeding, the Company cannot currently determine the likelihood of a loss, if any, or estimate the amount of any loss or a range of loss related to this proceeding.
Mountaineer Gas Company Main Break
During the afternoon of November 10, 2023, WVAWC was informed that an
8-inch
ductile iron water main owned by WVAWC, located on the West Side of Charleston, West Virginia and originally installed in approximately 1989, experienced a leak. In the early morning hours of November 11, 2023, WVAWC crews successfully completed a repair to the water main. A precautionary boil water advisory was issued the same day to approximately 300 WVAWC customers and ultimately lifted on November 12, 2023.
On November 10, 2023, a break was reported in a
low-pressure
natural gas main located near the affected WVAWC water main, and an inflow of water into the natural gas main and associated delivery pipelines occurred. The natural gas main and pipelines are owned by Mountaineer Gas Company, a regulated natural gas

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7

distribution company serving over 220,000 customers in West Virginia (“Mountaineer Gas”). The resulting inflow of water into the natural gas main and related pipelines resulted in a loss of natural gas service to approximately 1,500 Mountaineer Gas customers, as well as water entering customer service lines and certain natural gas appliances owned or used by some of the affected Mountaineer Gas customers. Mountaineer Gas reported that restoration of natural gas service to all affected gas mains occurred on November 24, 2023. The timing, order and causation of both the WVAWC water main break and Mountaineer Gas’s main break are currently unknown and under investigation.
To date, a total of four pending lawsuits have been filed against Mountaineer Gas and WVAWC purportedly on behalf of customers in Charleston, West Virginia related to these incidents. On November 14, 2023, a complaint captioned
Ruffin et al. v. Mountaineer Gas Company and West Virginia-American Water Company
was filed in West Virginia Circuit Court in Kanawha County on behalf of an alleged class of Mountaineer Gas residential and business customers and other households and businesses supplied with natural gas in Kanawha County, which lost natural gas service on November 10, 2023, as a result of these events. The complaint alleges, among other things, breach of contract by Mountaineer Gas, trespass by WVAWC, nuisance by WVAWC, violation of statutory obligations by Mountaineer Gas and WVAWC, and negligence by Mountaineer Gas and WVAWC. The complaint seeks class-wide damages against Mountaineer Gas and WVAWC for loss of use of natural gas, annoyance, inconvenience and lost profits, as well as punitive damages.
On November 15, 2023, a complaint captioned
Toliver et al. v. West Virginia-American Water Company and Mountaineer Gas Company
was filed in West Virginia Circuit Court in Kanawha County on behalf of an alleged class of all natural persons or entities who are citizens of the State of West Virginia and who are customers of WVAWC and/or Mountaineer Gas in the affected areas. The complaint alleges against Mountaineer Gas and WVAWC, among other things, negligence, nuisance, trespass and strict liability, as well as breach of contract against Mountaineer Gas. The complaint seeks class-wide damages against Mountaineer Gas and WVAWC for property damage, loss of use and enjoyment of property, annoyance and inconvenience and business losses, as well as punitive damages.
On November 16, 2023, a complaint captioned
Dodson et al. v. West Virginia American Water and Mountaineer Gas Company
was filed in West Virginia Circuit Court in Kanawha County on behalf of an alleged class of all West Virginia citizens living between Pennsylvania Avenue south of Washington Street, and Iowa Street, who are customers of Mountaineer Gas. The complaint alleges against Mountaineer Gas and WVAWC, among other things, negligence, nuisance, trespass, statutory code violations and unfair or deceptive business practices. The complaint seeks class-wide damages against Mountaineer Gas and WVAWC for property loss and damage, loss of use and enjoyment of property, mental and emotional distress, and aggravation and inconvenience, as well as punitive damages.
On January 4, 2024, a fourth complaint, captioned
Thomas v. West Virginia-American Water Company and Mountaineer Gas Company
, was filed in West Virginia Circuit Court in Kanawha County asserting similar allegations as those included in the
Ruffin
,
Toliver
and
Dodson
lawsuits, with the addition of counts alleging unjust enrichment and violations of the West Virginia Human Rights Act and the West Virginia Consumer Credit and Protection Act.
On November 17, 2023, the
Ruffin
plaintiff filed a motion to consolidate the class action lawsuits before a single judge in Kanawha County Circuit Court. On June 14, 2024, the judge in the
Ruffin
case partially granted the motion by transferring all of the four class action lawsuits to her court but deferring as premature consolidation of the cases.
On December 5, 2023, a complaint captioned
Mountaineer Gas Company v. West Virginia-American Water Company
was filed in West Virginia Circuit Court in Kanawha County seeking damages under theories of trespass, negligence and implied indemnity. The damages being sought related to the incident include, among other things, repair and response costs incurred by Mountaineer Gas and attorneys’ fees and expenses incurred by

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8

Mountaineer Gas. On March 6, 2024, the motion to transfer this complaint to the West Virginia Business Court was granted and trial and resolution judges were assigned. The Business Court has set a trial date of August 10, 2026, for this matter.
On December 20, 2023, Mountaineer Gas filed answers to each of the first three class action lawsuits, which included cross-claims against WVAWC alleging that Mountaineer Gas is without fault for the claims and damages alleged in the lawsuits and WVAWC should be required to indemnify Mountaineer Gas for any damages and for attorneys’ fees and expenses incurred by Mountaineer Gas in the lawsuits. WVAWC has filed a partial motion to dismiss certain claims in the
Ruffin, Toliver,
Dodson
and
Thomas
lawsuits and a motion to dismiss the cross-claims asserted against WVAWC therein by Mountaineer Gas. Mountaineer Gas subsequently voluntarily dismissed its cross-claims. On December 22, 2025, the Kanawha County Circuit Court entered a joint order setting a schedule for class certification with a hearing on the motion to be held on March 17, 2026. The Court also ordered mediation and continued the previously set February 2, 2026 trial date.
On December 6, 2023, WVAWC initiated a process whereby Mountaineer Gas customers could file claims with WVAWC and seek payment from WVAWC of up to $2,000 in damages per affected household for the inconvenience arising from a loss of use of their appliances and documented out-of-pocket
expenses as a result of the natural gas outage. In light of the diminishing number of new claims that had been filed, the claims process was concluded on March 8, 2024. As of December 31, 2024, a total of 594 Mountaineer Gas customers completed this claims process, and each of those customers has been paid by WVAWC an average of approximately $1,500. In return, these customers were required to execute a partial release of liability in favor of WVAWC.
On November 16, 2023, the Public Service Commission of West Virginia (the “WVPSC”) issued an order initiating a general investigation into both the water main break and natural gas outages occurring in this incident to determine the cause or causes thereof, as well as breaks and outages generally throughout the systems of WVAWC and Mountaineer Gas and the utility practices of both utilities. Following a series of disagreements among the parties regarding the scope of discovery, the WVPSC closed the general investigation into both utilities and ordered a separate general investigation for each utility. The WVPSC focused the two general investigations away from the cause of the events and instead on the maintenance practices of each utility during and after the main breaks. On January 29, 2024, the Consumer Advocate Division of the WVPSC filed a motion to intervene in the WVAWC general investigation.
On April 24, 2024, the staff issued a final joint memorandum in the Mountaineer Gas general investigation stating its view that Mountaineer Gas responded appropriately, reasonably and according to Mountaineer Gas’s written procedures. The staff is making no recommendations for improvements to Mountaineer Gas and is recommending that the Mountaineer Gas general investigation be closed. On July 24, 2024, the staff issued a final joint memorandum in the WVAWC general investigation finding no indication of systematic failure by WVAWC and concluding WVAWC’s maintenance and operating procedures were adequate to ensure safe and reliable service, subject to the implementation by WVAWC of three recommended operational improvements. Both general investigations remain pending.
The Company and WVAWC believe that the causes of action and other claims asserted against WVAWC in the class action complaints and the lawsuit filed by Mountaineer Gas are without merit and that WVAWC has valid, meritorious defenses to such claims. WVAWC continues to defend itself vigorously in these litigation proceedings.
Given the current stage of these proceedings and the general investigation, the Company and WVAWC are currently unable to predict the outcome of any of the proceedings described above, and the Company cannot currently determine the likelihood of a loss, if any, or estimate the amount of any loss or a range of loss related to this proceeding.

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Alternative Water Supply in Lieu of Carmel River Diversions
Compliance with Orders to Reduce Carmel River Diversions—Monterey Peninsula Water Supply Project
Under a 2009 order (the “2009 Order”) of the State Water Resources Control Board (the “SWRCB”), the Company’s California subsidiary (“Cal Am”) is required to decrease significantly its yearly diversions of water from the Carmel River according to a set reduction schedule. In 2016, the SWRCB issued an order (the “2016 Order,” and, together with the 2009 Order, the “Orders”) approving a deadline of December 31, 2021, for Cal Am’s compliance with these prior orders.
Cal Am is currently involved in developing the Monterey Peninsula Water Supply Project (the “Water Supply Project”), which includes the construction of a desalination plant, to be owned by Cal Am, and the construction of wells that would supply water to the desalination plant. In addition, the Water Supply Project also includes Cal Am’s purchase of water from a groundwater replenishment project (the “GWR Project”) between Monterey One Water and the Monterey Peninsula Water Management District (the “MPWMD”), as well as an expanded aquifer storage and recovery program. The Water Supply Project is intended, among other things, to fulfill Cal Am’s obligations under the Orders.
Cal Am’s ability to move forward on the Water Supply Project is and has been subject to administrative review by the CPUC and other government agencies, obtaining necessary permits, and intervention from other parties. In 2016, the CPUC unanimously approved a final decision to authorize Cal Am to enter into a water purchase agreement for the GWR Project and to construct a pipeline and pump station facilities and recover up to $50 million in associated incurred costs, plus AFUDC, subject to meeting certain criteria.
In 2018, the CPUC unanimously approved another final decision finding that the Water Supply Project meets the CPUC’s requirements for a certificate of public convenience and necessity and an additional procedural phase was not necessary to consider alternative projects. The CPUC’s 2018 decision concludes that the Water Supply Project is the best project to address estimated future water demands in Monterey, and, in addition to the cost recovery approved in its 2016 decision, adopts Cal Am’s cost estimates for the Water Supply Project, which amounted to an aggregate of $279 million plus AFUDC at a rate representative of Cal Am’s actual financing costs. The 2018 final decision specifies the procedures for recovery of all of Cal Am’s prudently incurred costs associated with the Water Supply Project upon its completion, subject to the frameworks included in the final decision related to cost caps, operation and maintenance costs, financing, ratemaking and contingency matters. The reasonableness of the Water Supply Project costs will be reviewed by the CPUC when Cal Am seeks cost recovery for the Water Supply Project. Cal Am is also required to implement mitigation measures to avoid, minimize or offset significant environmental impacts from the construction and operation of the Water Supply Project and comply with a mitigation monitoring and reporting program, a reimbursement agreement for CPUC costs associated with that program, and reporting requirements on plant operations following placement of the Water Supply Project in service. Cal Am has incurred $324 million in aggregate costs as of December 31, 2025, related to the Water Supply Project, which includes $107 million in AFUDC.
In September 2021, Cal Am, Monterey One Water and the MPWMD reached an agreement on Cal Am’s purchase of additional water from an expansion to the GWR Project. On December 5, 2022, the CPUC issued a final decision that authorized Cal Am to enter into the amended water purchase agreement, and specifically to increase pumping capacity and reliability of groundwater extraction from the Seaside Groundwater Basin. The final decision sets the cost cap for the proposed facilities at approximately $62 million. Cal Am may seek recovery of amounts above the cost cap in a subsequent rate filing or general rate case. Additionally, the final decision authorizes AFUDC at Cal Am’s actual weighted average cost of debt for most of the facilities. On December 30, 2022, Cal Am filed with the CPUC an application for rehearing of the CPUC’s December 5, 2022, final decision, and on March 30, 2023, the CPUC issued a decision denying Cal Am’s application for rehearing, but adopting its proposed AFUDC for already incurred and future costs. The decision also provided Cal Am the opportunity to serve supplemental testimony to increase its cost cap for certain of the Water Supply Project’s

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extraction wells. On May 21, 2025, the CPUC issued a decision authorizing an increase to the cost cap of $11 million for the specified extraction wells.
The amended water purchase agreement and a memorandum of understanding to negotiate certain milestones related to the expansion of the GWR Project have been signed by the relevant parties. Further hearings were scheduled in a Phase 2 to this CPUC proceeding to focus on updated supply and demand estimates for the Water Supply Project, and Phase 2 testimony was completed in September 2022. On October 23, 2023, a status conference was held to determine procedural steps to conclude the proceeding. Further evidentiary hearings were held in March 2024. On May 9, 2025, the CPUC issued a proposed decision in Phase 2, finding that without the Water Supply Project, projected demand will outstrip supply by approximately 2,500 acre-feet per year for 2050. On August 14, 2025, the CPUC approved a final decision updating the supply and demand estimates for the Water Supply Project, finding that the projected demand will outstrip supply by approximately 2,600 acre-feet per year for 2050. On September 17, 2025, the City of Marina (the “City”), the Marina Coast Water District (“MCWD”) and the MPWMD filed applications for rehearing of the final decision. On September 22, 2025, these parties also filed a motion to stay the final decision. On October 9, 2025, the CPUC issued a factual correction to the final decision to find that the projected demand will outstrip supply by approximately 2,500 acre-feet per year for 2050 and did not rule on the other motions.
While Cal Am believes that its expenditures to date have been prudent and necessary to comply with the Orders, as well as relevant final decisions of the CPUC related thereto, Cal Am cannot currently predict its ability to recover all of its costs and expenses associated with the Water Supply Project and there can be no assurance that Cal Am will be able to recover all of such costs and expenses in excess of the $123 million in previously approved aggregate construction costs, plus applicable AFUDC, previously approved by the CPUC in its September 2016 decision, its December 2022 decision (as amended by its March 2023 rehearing decision), and its May 2025 decision.
Coastal Development Permit Application
In 2018, Cal Am submitted a coastal development permit application (the “Marina Application”) to the City for those project components of the Water Supply Project located within the City’s coastal zone. Members of the City’s Planning Commission, as well as City councilpersons, publicly expressed opposition to the Water Supply Project. In May 2019, the City issued a notice of final local action based upon the denial by the Planning Commission of the Marina Application. Thereafter, Cal Am appealed this decision to the Coastal Commission, as permitted under the City’s code and the California Coastal Act. At the same time, Cal Am submitted an application (the “Original Jurisdiction Application”) to the Coastal Commission for a coastal development permit for those project components located within the Coastal Commission’s original jurisdiction. After Coastal Commission staff issued reports recommending denial of the Original Jurisdiction Application, noting potential impacts on environmentally sensitive habitat areas and wetlands and possible disproportionate impacts to communities of concern, in September 2020, Cal Am withdrew the Original Jurisdiction Application in order to address the staff’s environmental justice concerns. In November 2020, Cal Am refiled the Original Jurisdiction Application.
In October 2022, Cal Am announced a phasing plan for the proposed desalination plant component of the Water Supply Project. The desalination plant and slant wells originally approved by the CPUC would produce up to 6.4 million gallons of desalinated water per day. Under the phased approach, the facilities would initially be constructed to produce up to 4.8 million gallons per day of desalinated water, enough to meet anticipated demand through about 2030, and would limit the number of slant wells initially constructed. As demand increases in the future, desalination facilities would be expanded to meet the additional demand. The phased approach seeks to meet near-term demand by allowing for additional supply as it becomes needed, while also providing an opportunity for regional future public participation and was developed by Cal Am based on feedback received from the community.

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In November 2022, the Coastal Commission approved the Marina Application and the Original Jurisdiction Application with respect to the phased development of the proposed desalination plant, subject to compliance with a number of conditions, all of which Cal Am expects to satisfy. In December 2022, the City, MCWD, MCWD’s groundwater sustainability agency, and the MPWMD jointly filed a petition for writ of mandate in Monterey County Superior Court against the Coastal Commission, alleging that the Coastal Commission violated the California Coastal Act and the California Environmental Quality Act in issuing a coastal development permit to Cal Am for construction of slant wells for the Water Supply Project. Cal Am is named as a real party in interest. On April 24, 2024, the court granted defendants’ motion for judgment on the pleadings and dismissed one of MCWD’s causes of action in the petition. A trial commenced on December 9, 2024, and further proceedings continued in January 2025. On May 12, 2025, the court entered its final decision denying the petition in full. On July 24, 2025, a notice of appeal was filed in this matter.
Following the issuance of the coastal development permit, Cal Am continues to work constructively with all appropriate agencies to provide necessary information in connection with obtaining the remaining required permits for the Water Supply Project. However, there can be no assurance that the Water Supply Project in its current configuration will be completed on a timely basis, if ever. For the year ended December 31, 2025, Cal Am has complied with the diversion limitations contained in the 2016 Order. Continued compliance with the diversion limitations in 2026 and future years may be impacted by a number of factors, including without limitation potential recurrence of drought conditions in California and the exhaustion of water supply reserves, and will require successful development of alternate water supply sources sufficient to meet customer demand. The Orders remain in effect until Cal Am certifies to the SWRCB, and the SWRCB concurs, that Cal Am has obtained a permanent supply of water to substitute for past unauthorized Carmel River diversions. While the Company cannot currently predict the likelihood or result of any adverse outcome associated with these matters, further attempts to comply with the Orders may result in material additional costs and obligations to Cal Am, including fines and penalties against Cal Am in the event of noncompliance with the Orders.
Cal Am’s Action for Damages Following Termination of Regional Desalination Project (“RDP”)
In 2010, the CPUC had approved the RDP, which was a precursor to the current Water Supply Project and called for the construction of a desalination facility in the City. The RDP was to be implemented through a Water Purchase Agreement and ancillary agreements (collectively, the “Agreements”) among MCWD, Cal Am and the Monterey County Water Resources Agency (“MCWRA”). In 2011, due to a conflict of interest concerning a former member of MCWRA’s Board of Directors, MCWRA stated that the Agreements were void, and, as a result, Cal Am terminated the Agreements. In ensuing litigation filed by Cal Am in 2012 to resolve the termination of the RDP, the court in 2015 entered a final judgment agreeing with Cal Am’s position that four of the five Agreements are void, and one, the credit line agreement, is not void. As a result of this litigation, Cal Am was permitted to institute further proceedings, discussed below, to determine the amount of damages that may be awarded to Cal Am as a result of the failure of the RDP.
In 2015, Cal Am and MCWRA filed a complaint in San Francisco County Superior Court against MCWD and RMC Water and Environment, a private engineering consulting firm (“RMC”), seeking to recover compensatory, consequential and incidental damages associated with the failure of the RDP, as well as punitive and treble damages, statutory penalties and attorneys’ fees. In 2019, MCWD was granted a motion for summary judgment related to the tort claims in the complaint. A settlement as to the non-tort
claims was finalized and entered into in March 2020. As part of this settlement, Cal Am’s and MCWRA’s right to appeal the dismissal of their tort claims against MCWD were expressly reserved, and, in July 2020, Cal Am filed its appeal. In December 2022, the trial court’s decision was reversed on appeal with instructions to vacate its prior orders granting MCWD’s motions for summary judgment and to enter new orders denying the motions. In February 2023, MCWD filed a petition for review of the appellate decision with the California Supreme Court, which was denied in March 2023. On June 27, 2024, MCWD filed a motion for judgment on the pleadings. Following a hearing, on December 5, 2024, the court granted MCWD’s motion without leave to amend, dismissing all of Cal Am’s remaining tort claims. Final judgment was entered on January 7, 2025. On February 27, 2025, Cal Am and MCWRA each filed a Notice of Appeal of the trial court’s decision. This matter remains pending.

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Proposed Acquisition of Monterey System Assets — Potential Condemnation
Local Agency Formation Commission Litigation
The water system assets of Cal Am located in Monterey, California (the “Monterey system assets”) are the subject of a condemnation action by the MPWMD stemming from a November 2018 public ballot initiative. In 2019, the MPWMD issued a preliminary valuation and cost of service analysis report, finding in part that (i) an estimate of the Monterey system assets’ total value plus adjustments would be approximately $513 million, (ii) the cost of service modeling results indicate significant annual reductions in revenue requirements and projected monthly water bills, and (iii) the acquisition of the Monterey system assets by the MPWMD would be economically feasible. In 2020, the MPWMD certified a final environmental impact report, analyzing the environmental impacts of the MPWMD’s project to (i) acquire the Monterey system assets through the power of eminent domain, if necessary, and (ii) expand its geographic boundaries to include all parts of this system.
In February 2021, the MPWMD filed an application with the Local Agency Formation Commission of Monterey County (“LAFCO”) seeking approval to become a retail water provider and annex approximately 58 parcels of land into the MPWMD’s boundaries. In June 2021, LAFCO’s commissioners voted to require a third-party independent financial study as to the feasibility of an acquisition by the MPWMD of the Monterey system assets. In December 2021, LAFCO’s commissioners denied the MPWMD’s application to become a retail water provider, determining that the MPWMD does not have the authority to proceed with a condemnation of the Monterey system assets. In April 2022, the MPWMD filed a lawsuit against LAFCO challenging its decision to deny the MPWMD’s application seeking approval to become a retail water provider. In June 2022, the court granted, with conditions, a motion by Cal Am to intervene in the MPWMD’s lawsuit against LAFCO. In December 2022, the court sustained in part, and denied in part, demurrers that had been filed by LAFCO seeking to dismiss the MPWMD’s lawsuit.
In December 2023, the Monterey County Superior Court issued a writ of mandate directing LAFCO to vacate and set aside its original denial of the MPWMD’s application to serve as a retail water provider (in conjunction with its effort to acquire the Monterey system assets) and, if requested, to re-hear
the application in compliance with all applicable law. The court held that LAFCO incorrectly applied two statutory standards and noted a lack of sufficient evidence to support certain of LAFCO’s factual findings. As a result, the LAFCO denial has been nullified and LAFCO will be required to hold another hearing on the MPWMD’s application upon request. On February 8, 2024, and February 9, 2024, respectively, Cal Am and LAFCO each filed a notice of appeal with the California Court of Appeal regarding the Monterey County Superior Court’s decision to issue the writ of mandate. The MPWMD filed a notice of cross-appeal on February 15, 2024. This matter remains pending.
MPWMD Condemnation Action
Separate from the proceedings related to the MPWMD’s application with LAFCO, by letter dated October 3, 2022, the MPWMD notified Cal Am of a decision to appraise the Monterey system assets and requested access to a number of Cal Am’s properties and documents to assist the MPWMD with such an appraisal. Cal Am responded by letter on October 24, 2022, denying the request for access, stating that the MPWMD does not have the right to appraise Cal Am’s system without LAFCO approval to become a retail water provider. In April 2023, Cal Am rejected an offer by the MPWMD to purchase the Monterey system assets for $448.8 million. Over the written and oral objections of Cal Am, at a hearing held in October 2023, the MPWMD adopted a resolution of necessity to authorize it to file an eminent domain lawsuit with respect to the Monterey system assets.
In December 2023, the MPWMD filed a lawsuit against Cal Am in Monterey County Superior Court seeking to condemn the Monterey system assets.
On February 26, 2024, Cal Am filed a motion requesting the Monterey County Superior Court dismiss the MPWMD’s lawsuit. Cal Am’s motion asserted that the MPWMD lacks legal authorization from both the California legislature and LAFCO to become a retail water provider and

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the lawsuit improperly seeks to effect a taking of property outside the boundaries of the MPWMD’s territory. Hearings on the motion were held on May 3, 2024, and August 23, 2024. On November 14, 2024, the court issued a final ruling denying Cal Am’s motion to dismiss. Cal Am filed its answer to the complaint on December 13, 2024. On August 20, 2025, Cal Am filed a motion for summary judgment, alleging that without LAFCO approval, the MPWMD does not have legal authority to pursue eminent domain. On the same date, the MPWMD filed a motion for summary adjudication of the same issue, arguing that LAFCO approval is not required to proceed with this action. By orders dated December 29, 2025, the court denied both motions. This lawsuit remains pending.
While the Company cannot currently predict the outcome of the MPWMD’s eminent domain lawsuit, the Company believes that, given existing legal authorities and its other defenses, Cal Am should be able to defend itself successfully against this lawsuit.
PFAS Multi-District Litigation
Several of the Company’s utility subsidiaries are parties to a multi-district litigation (the “MDL”) lawsuit, which commenced on December 7, 2018, in U.S. District Court for the District of South Carolina, against manufacturers of certain PFAS for damages, contribution and reimbursement of costs incurred and continuing to be incurred to address the presence of such PFAS in public water supply systems owned and operated by these utility subsidiaries and throughout their service areas. Settlements with several defendants in the MDL proceeding have received final approval by the MDL court.
As of December 31, 2025, the Company has received settlement payments from defendants 3M Company and DuPont de Nemours, Inc. totaling $159 million, net of legal fees and administrative costs and exclusive of interest. The Company intends to seek regulatory approval from its respective PUCs to apply the net proceeds for the benefit of customers, where permissible. Regulatory approvals have been obtained with respect to seven of the Company’s utility subsidiaries that are parties to the MDL, and two regulatory applications have been denied. Most of the funds received by the Company are being held in a law firm escrow account and are awaiting distribution to the Company’s utility subsidiaries that are parties to the MDL after approval or denial is received from the applicable PUCs. As of December 31, 2025, the funds held in a law firm escrow account totaled $114 million and have been recorded on the Company’s Consolidated Balance Sheet within other current assets. A corresponding amount has been recorded as a regulatory liability. As of December 31, 2025, approximately $47 million of the escrowed funds, including escrow interest, has been transferred from the law firm escrow account for distribution to utility subsidiaries that have received approval. The Company anticipates that, during 2026, it may receive one or more additional settlement payments from the defendants in the MDL.
The Company has also become aware of a number of substantially similar personal injury short-form complaints that had been filed in the MDL naming, in addition to various other water providers and manufacturers, certain Company utility subsidiaries as defendants. The Company believes that the claims asserted are without merit and the relevant utility subsidiaries have valid, meritorious defenses to the claims. In October 2025, all MDL personal injury complaints that the Company had been made aware of were dismissed by the plaintiffs without prejudice.

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Note 17: Earnings per Common Share
Presented in the table below is a reconciliation of the numerator and denominator for the basic and diluted earnings per share (“EPS”) calculations for the years ended December 31:

	2025	2024	2023
Numerator:
Net income attributable to common shareholders	$1,111	$1,051	$944

Denominator:
Weighted average common shares outstanding—Basic	195	195	193
Effect of dilutive common stock equivalents	—	—	—
Effect of dilutive forward sale agreements	—	—	—

Weighted average common shares outstanding—Diluted	195	195	193

The effect of dilutive common stock equivalents is related to outstanding RSUs and PSUs granted under the Company’s 2007 Plan and outstanding RSUs and PSUs granted under the Company’s 2017 Omnibus Plan, as well as estimated shares to be purchased under the ESPP. Less than one million share-based awards were excluded from the computation of diluted EPS for the years ended December 31, 2025, 2024 and 2023, because their effect would have been anti-dilutive under the treasury stock method.
Dilutive earnings per common share reflects the dilutive impact of potential issuances of shares of common stock associated with the outstanding equity Forward Sale Agreements entered in August 2025. The dilutive effect of equity forwards is determined under the treasury stock method. Share dilution occurs when the average market price of the Company’s common stock for the reporting period is higher than the adjusted forward sales price at the end of the reporting period. There were less than one million shares related to the Forward Sale Agreements included in the computation of diluted EPS for the year ended December 31, 2025.
The
if-converted
method is applied to the Notes issued in June 2023 for computing diluted EPS. For all periods presented, there was no dilution resulting from the Notes. See Note 11—Long-Term Debt for additional information relating to the Notes.
Note 18: Fair Value of Financial Information
Fair Value of Financial Instruments
The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:
Current assets and current liabilities—The carrying amounts reported on the Consolidated Balance Sheets for current assets and current liabilities, including revolving credit debt, due to the short-term maturities and variable interest rates, approximate their fair values.
Secured seller promissory note from the sale of the Homeowner Services Group—The carrying amount reported on the Consolidated Balance Sheets for the secured seller promissory note, included as part of the consideration from the sale of HOS was $795 million as of December 31, 2025 and 2024. On February 13, 2026, the Company received payment of all amounts payable under the secured seller promissory note, see Note 5—Mergers, Acquisitions and Divestitures for additional information. The accounting fair value measurement of the secured seller promissory note approximated $798 million and $793 million as of December 31, 2025 and 2024, respectively. The accounting fair value measurement is an estimate that is reflective of changes in benchmark interest rates. The secured seller promissory note was classified as Level 3 within the fair value hierarchy.

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Preferred stock with mandatory redemption requirements and long-term debt—The fair values of preferred stock with mandatory redemption requirements and long-term debt are categorized within the fair value hierarchy based on the inputs that are used to value each instrument. The fair value of long-term debt classified as Level 1 is calculated using quoted prices in active markets. Level 2 instruments are valued using observable inputs and Level 3 instruments are valued using observable and unobservable inputs.
Presented in the tables below are the carrying amounts, including fair value adjustments previously recognized in acquisition purchase accounting, and the fair values of the Company’s financial instruments:

	As of December 31, 2025
	Carrying Amount	At Fair Value
		Level 1	Level 2	Level 3	Total
Preferred stock with mandatory redemption requirements	$3	$—	$—	$3	$3
Long-term debt	14,256	11,653	1,065	616	13,334

	As of December 31, 2024
	Carrying Amount	At Fair Value
		Level 1	Level 2	Level 3	Total
Preferred stock with mandatory redemption requirements	$3	$—	$—	$3	$3
Long-term debt	13,155	10,165	1,050	658	11,873
Fair Value Measurements
To increase consistency and comparability in fair value measurements, GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:
Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date. Financial assets and liabilities utilizing Level 1 inputs include active exchange-traded equity securities, exchange-based derivatives, mutual funds and money market funds.
Level 2—Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange-based
derivatives, commingled investment funds not subject to purchase and sale restrictions and fair-value hedges.
Level 3—Unobservable inputs, such as internally-developed pricing models for the asset or liability due to little or no market activity for the asset or liability. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based
derivatives and commingled investment funds subject to purchase and sale restrictions.

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Recurring Fair Value Measurements
Presented in the tables below are assets and liabilities measured and recorded at fair value on a recurring basis and their level within the fair value hierarchy:

	As of December 31, 2025
	Level 1	Level 2	Level 3	Total
Assets:
Restricted funds	$41	$—	$—	$41
Rabbi trust investments	32	—	—	32
Deposits	124	—	—	124
Other investments:
Money market and other	20	—	—	20
Fixed-income securities	28	7	—	35
Mark-to-market derivative asset	—	2	—	2

Total assets	245	9	—	254

Liabilities:
Deferred compensation obligations	38	—	—	38

Total liabilities	38	—	—	38

Total assets	$207	$9	$—	$216

	As of December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Restricted funds	$44	$—	$—	$44
Rabbi trust investments	29	—	—	29
Deposits	6	—	—	6
Other investments:
Money market and other	21	—	—	21
Fixed-income securities	88	6	—	94
Mark-to-market derivative asset	—	24	—	24

Total assets	188	30	—	218

Liabilities:
Deferred compensation obligations	34	—	—	34

Total liabilities	34	—	—	34

Total assets	$154	$30	$—	$184

Restricted funds—The Company’s restricted funds primarily represent proceeds received from financings for the construction and capital improvement of facilities and from customers for future services under operation, maintenance and repair projects. Long-term restricted funds of $20 million and $15 million were included in other long-term assets on the Consolidated Balance Sheets as of December 31, 2025 and 2024, respectively.
Rabbi trust investments—The Company’s rabbi trust investments consist of equity and index funds from which supplemental executive retirement plan benefits and deferred compensation obligations can be paid. The Company includes these assets in other long-term assets on the Consolidated Balance Sheets.
Deposits—Deposits include escrow funds and certain other deposits held in trust. The Company includes cash deposits in other current assets on the Consolidated Balance Sheets.

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Deferred compensation obligations—The Company’s deferred compensation plans allow participants to defer certain cash compensation into notional investment accounts. The Company includes such plans in other long-term liabilities on the Consolidated Balance Sheets. The value of the Company’s deferred compensation obligations is based on the market value of the participants’ notional investment accounts. The notional investments are comprised primarily of mutual funds, which are based on quoted prices for identical assets in active markets.
Mark-to-market
derivative assets and liabilities—The Company employs derivative financial instruments in the form of treasury lock agreements, classified as cash flow hedges, in order to fix the interest cost on existing or forecasted debt. The Company uses a calculation of future cash inflows and estimated future outflows, which are discounted, to determine the current fair value. Additional inputs to the present value calculation include the contract terms, counterparty credit risk, interest rates and market volatility. The Company includes mark-to-market
derivative assets in other current assets and
mark-to-market
derivative liabilities in other current liabilities on the Consolidated Balance Sheets.
Other investments—The Company maintains the Active VEBA trust for purposes of paying active union employee medical benefits. The investments in the Active VEBA trust primarily consist of money market funds and available-for-sale
fixed-income securities.
The money market and other investments have original maturities of three months or less when purchased. The fair value measurement of the money market and other investments is based on quoted prices for identical assets in active markets and therefore included in the recurring fair value measurements hierarchy as Level 1.
The
available-for-sale
fixed income securities are primarily investments in U.S. Treasury securities and government bonds. The majority of U.S. Treasury securities and government bonds have been categorized as Level 1 because they trade in highly-liquid and transparent markets. Certain U.S. Treasury securities are based on prices that reflect observable market information, such as actual trade information of similar securities, and are therefore categorized as Level 2, because the valuations are calculated using models which utilize actively traded market data that the Company can corroborate.
As of December 31, 2025, the Company had current assets of $55 million included in Other and had no long-term assets on the Consolidated Balance Sheets for other investments measured and recorded at fair value. As of December 31, 2024, the Company had current assets of $71 million included in Other and $44 million of other long-term assets included in Other on the Consolidated Balance Sheets for other investments measured and recorded at fair value. Unrealized holding gains and losses on available-for-sale
securities are excluded from earnings and reported in other comprehensive income until realized.
The following tables summarize the unrealized positions for
available-for-sale
fixed income securities:

	As of December 31, 2025
	Amortized Cost Basis	Gross unrealized gains	Gross unrealized losses	Fair Value
Available-for-sale fixed-income securities	$36	$—	$1	$35

	As of December 31, 2024
	Amortized Cost Basis	Gross unrealized gains	Gross unrealized losses	Fair Value
Available-for-sale fixed-income securities	$94	$2	$2	$94

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The fair value of the Company’s
available-for-sale
fixed income securities, summarized by contractual maturities, as of December 31, 2025, is as follows:

Amount
Other investments - Available-for-sale fixed-income securities
Less than one year	$6
1 year - 5 years	18
5 years - 10 years	4
Greater than 10 years	7

Total	$35

Note 19: Leases
The Company has operating and finance leases involving real property, including facilities, utility assets, vehicles, and equipment. Certain operating leases have renewal options ranging from one year to 60 years. The exercise of lease renewal options is at the Company’s sole discretion. Renewal options that the Company was reasonably certain to exercise are included in the Company’s ROU assets. Certain operating leases contain the option to purchase the leased property. The operating leases for real property, vehicles and equipment will expire over the next 39 years, four years, and five years, respectively.
The Company participates in a number of arrangements with various public entities (“Partners”) in West Virginia. Under these arrangements, the Company transferred a portion of its utility plant to the Partners in exchange for an equal principal amount of Industrial Development Bonds (“IDBs”) issued by the Partners under the Industrial Development and Commercial Development Bond Act. The Company leased back the utility plant under agreements for a period of 30 to 40 years. The Company has recorded these agreements as finance leases in property, plant and equipment
, as ownership of the assets will revert back to the Company at the end of the lease term. The carrying value of the finance lease assets was $142 million and $143 million as of December 31, 2025 and 2024, respectively. The Company determined that the finance lease obligations and the investments in IDBs meet the conditions for offsetting, and as such, are reported net on the Consolidated Balance Sheets and excluded from the lease disclosure presented below.
The Company also enters into O&M agreements with the Partners. The Company pays an annual fee for use of the Partners’ assets in performing under the O&M agreements. The O&M agreements are recorded as operating leases, and future annual use fees of $4 million in 2026 through 2030, and $33 million thereafter, are included in operating lease ROU assets and operating lease liabilities on the Consolidated Balance Sheets.
Rental expenses under operating leases were $13 million, $12 million and $11 million for the years ended December 31, 2025, 2024 and 2023, respectively.
For the years ended December 31, 2025, 2024 and 2023, cash paid for amounts in lease liabilities, which includes operating cash flows from operating leases, were $12 million, $11 million, $11 million. For the years ended December 31, 2025, 2024 and 2023, ROU assets obtained in exchange for new operating lease liabilities were $8 million, $11 million, $11 million.
As of December 31, 2025, 2024 and 2023, the weighted-average remaining lease term of the operating leases were 18 years, 18 years, 17 years and the weighted-average discount rate of the operating leases was 5%, 5%, 4%.
The future maturities of lease liabilities at December 31, 2025, were $11 million in 2026, $11 million in 2027, $9 million in 2028, $8 million in 2029, $6 million in 2030 and $83 million thereafter. At December 31, 2025, imputed interest was $46 million.

Note 20: Segment Information
The Company’s operating segments are comprised of its businesses which generate revenue, incur expense and have separate financial information which is regularly used by the chief operating decision maker to make operating decisions, assess performance and allocate resources. The Company operates its businesses primarily through one reportable segment, the Regulated Businesses segment. The Regulated Businesses segment is the largest component of the Company’s business and includes subsidiaries that provide water and wastewater services to customers in 14 states.
The Company also operates other businesses, primarily MSG, which provide water and wastewater services to the U.S. government on military installations, as well as municipalities. These other businesses do not meet the criteria of a reportable segment in accordance with GAAP, and are collectively presented throughout this Annual Report on Form
10-K
within “Other,” which is consistent with how management assesses the results of these businesses.
The accounting policies of the segments are the same as those described in Note 2—Significant Accounting Policies. The Regulated Businesses segment includes intercompany costs that are allocated by Service Company and intercompany interest that is charged by AWCC, both of which are eliminated to reconcile to the Consolidated Statements of Operations. Inter-segment revenues include the sale of water from a regulated subsidiary to subsidiaries within Other, leased office space, and furniture and equipment provided by subsidiaries within Other to regulated subsidiaries. Other also includes corporate costs that are not allocated to the Company’s Regulated Businesses, interest income related to the secured seller promissory note from the sale of HOS, income from assets not associated with the Regulated Businesses, eliminations of inter-segment transactions and fair value adjustments related to acquisitions that have not been allocated to the Regulated Businesses segment. The adjustments related to the acquisitions are reported in Other as they are excluded from segment performance measures evaluated by management.
The Company’s chief operating decision maker is the Chief Executive Officer. The chief operating decision maker uses segment net income or loss to evaluate profit generated from segment assets when making decisions about allocating resources. The chief operating decision maker also uses segment net income to monitor budget versus actual results to assess the performance of the segment.
Presented in the tables below is summarized segment information as of and for the years ended December 31:

	2025
	Regulated Businesses	Other	Consolidated
Operating revenues	$4,723	$417	$5,140
Less:
Operation and maintenance (a)	1,642	377	2,019
Other segment items (b)	271	9	280
Depreciation and amortization	883	11	894
Interest expense	474	141	615
Interest income	(5)	(85)	(90)
Provision for (benefit from) income taxes	321	(10)	311

Net income (loss) attributable to common shareholders	$1,137	$(26)	$1,111

Total assets	$32,649	$2,793	$35,442
Capital expenditures	$3,112	$14	$3,126

(a)	Significant segment expense.
(b)
Other segment items included in segment net income includes General taxes,
Non-operating
benefit costs, net, and Other income (expense), net, primarily Allowance for other funds used during construction.

7
0

	2024
	Regulated Businesses	Other	Consolidated
Operating revenues	$4,296	$388	$4,684
Less:
Operation and maintenance (a)	1,517	341	1,858
Other segment items (b)	241	9	250
Depreciation and amortization	772	16	788
Interest expense	416	107	523
Interest income	(17)	(77)	(94)
Provision for income taxes	302	6	308

Net income (loss) attributable to common shareholders	$1,065	$(14)	$1,051

Total assets	$29,941	$2,889	$32,830
Capital expenditures	$2,838	$18	$2,856

(a)	Significant segment expense.
(b)
Other segment items included in segment net income includes General taxes,
Non-operating
benefit costs, net, and Other income (expense), net, primarily Allowance for other funds used during construction.

	2023
	Regulated Businesses	Other	Consolidated
Operating revenues	$3,920	$314	$4,234
Less:
Operation and maintenance (a)	1,441	279	1,720
Other segment items (b)	220	7	227
Depreciation and amortization	693	11	704
Interest expense	364	96	460
Interest income	(28)	(45)	(73)
Provision for (benefit from) income taxes	259	(7)	252

Net income (loss) attributable to common shareholders	$971	$(27)	$944

Total assets	$27,480	$2,818	$30,298
Capital expenditures	$2,551	$24	$2,575

(a)	Significant segment expense.
(b)
Other segment items included in segment net income includes General taxes, Other operating expenses,
Non-operating
benefit costs, net, and Other income (expense), net, primarily Allowance for other funds used during construction.

7
1